Exhibit 10.1

AMENDED AND RESTATED

MASTER LEASE AGREEMENT

Dated as of November 20, 2009

Between

TOYS “R” US PROPERTY COMPANY II, LLC,

as Landlord,

and

TOYS “R” US – DELAWARE, INC.,

as Tenant

	ARTICLE VI AFFIRMATIVE COVENANTS; USE

6.1	Tenant Covenants	18

	ARTICLE VII NEGATIVE COVENANTS

7.1	Tenant’s Negative Covenants	21

	ARTICLE VIII ALTERATIONS; LEASING

8.1	Alterations	22
8.2	Subletting and Assignment	23

	ARTICLE IX MAINTENANCE AND REPAIR; IMMATERIAL ENCROACHMENTS

9.1	Maintenance and Repair	24
9.2	Immaterial Encroachments, Restrictions, etc.	25

	ARTICLE X CASUALTY AND CONDEMNATION

10.1	Insurance	26
10.2	Casualty; Application of Proceeds	29
10.3	Condemnation	30

	ARTICLE XI INTENTIONALLY OMITTED

	ARTICLE XII EVENTS OF DEFAULT

12.1	Events of Default	31
12.2	Certain Remedies	33
12.3	Damages	33
12.4	Application of Funds	34

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	ARTICLE XIII LANDLORD’S CURE RIGHTS

13.1	Landlord’s Right to Cure Tenant’s Default	34

	ARTICLE XIV HOLDING OVER AND SUBORDINATION

14.1	Holding Over	35
14.2	Subordination	35
14.3	Attornment	35

	ARTICLE XV RIGHTS OF LANDLORD’S LENDER

15.1	Landlord’s Lender Generally	36
15.2	Successor to Landlord	36
15.3	Limitation of Successor Landlord Liability	37
15.4	Lease Modifications	38
15.5	Notice of Default to Landlord’s Lender	38
15.6	Modifications to Secure Financing	38
15.7	Delivery of Notices to Landlord’s Lender	38
15.8	Right of Landlord’s Lender to Enforce Lease	38
15.9	Exercise of Landlord’s Discretion	38
15.10	Cure of Landlord Defaults	39
15.11	Indemnification	39

	ARTICLE XVI NO WAIVER

16.1	No Waiver	40

	ARTICLE XVII REMEDIES CUMULATIVE

17.1	Remedies Cumulative	40

	ARTICLE XVIII ACCEPTANCE OF SURRENDER

18.1	Acceptance of Surrender	40

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	ARTICLE XIX NO MERGER OF TITLE

19.1	No Merger of Title	41

	ARTICLE XX CONVEYANCE BY LANDLORD

20.1	Conveyance by Landlord	41

	ARTICLE XXI QUIET ENJOYMENT

21.1	Quiet Enjoyment	41

	ARTICLE XXII

22.1	Notices	41

	ARTICLE XXIII APPRAISERS

23.1	Appraisers	43

	ARTICLE XXIV

24.1	Confidentiality	44

	ARTICLE XXV ENVIRONMENTAL INDEMNITY

25.1	Environmental Indemnity	45
25.2	Landlord’s Lender’s Rights of Enforcement	46
25.3	Survival	46
25.4	Successors and Assigns	46
25.5	Termination	46
25.6	No Impairment	47
25.7	Statute of Limitations	47

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	ARTICLE XXVI MISCELLANEOUS

26.1	Survival of Claims	47
26.2	Severability	47
26.3	Maximum Permissible Rate	47
26.4	Headings	47
26.5	Exculpation; No Consequential, Punitive or Indirect Damages	47
26.6	Exhibition of Leased Property	48
26.7	Entire Agreement	48
26.8	Governing Law	48
26.9	No Waiver	48
26.10	Successors and Assigns	48
26.11	Modifications in Writing	48
26.12	No Waiver	48
26.13	Third Party Beneficiaries	48
26.14	Waiver of Landlord’s Lien	48
26.15	Separate Lease	48

	ARTICLE XXVII MEMORANDUM OF LEASE

27.1	Memorandum of Lease	49

	ARTICLE XXVIII TRUE LEASE, ETC.

28.1	True Lease	49
28.2	Acknowledgment of Law	49
28.3	Single Lease	49

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LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A – Legal Description of the Land

EXHIBIT B – Individual Leased Property Base Rents, as well as Ground Leases and Ground Lease Expiration Dates

EXHIBIT C – Subordination, Nondisturbance and Attornment Agreement

SCHEDULE 1.1 – Additional Properties

SCHEDULE 1.2 – Excluded Properties

SCHEDULE 6.1(h) – Reporting Requirements

SCHEDULE 15.1 – Landlord’s Debt Documents as of the date hereof

AMENDED AND RESTATED MASTER LEASE AGREEMENT (this “Lease”), dated as of the 20th day of November, 2009, among TOYS “R” US PROPERTY COMPANY II, LLC (formerly known as GIRAFFE PROPERTIES, LLC) (“Landlord”), a Delaware limited liability company, having offices c/o Toys “R” Us, Inc., One Geoffrey Way, Wayne, New Jersey 07470, Attention: Chief Financial Officer, and TOYS “R” US – DELAWARE, INC., a Delaware corporation (“Tenant”), having its principal offices at One Geoffrey Way, Wayne, New Jersey 07470, Attention: Chief Financial Officer.

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Master Lease Agreement dated as of July 21, 2005 (the “Original Giraffe Master Lease”), pursuant to which Landlord agreed to let to Tenant, and Tenant agreed to lease from Landlord, certain parcels of real property and improvements described therein;

WHEREAS, on the date hereof, Tenant has sold or exchanged the properties described on Schedule 1.1 to Landlord (the “Additional Properties”), subject to the terms of the Master Lease Agreement, dated as of July 21, 2005 (the “Original MPO Master Lease” and, together with the Original Giraffe Lease, the “Master Lease Agreements”), between MPO Properties, LLC (as predecessor-in-interest to Tenant), as landlord, and Tenant, as tenant,

WHEREAS, Landlord and Tenant now wish to amend and restate the Master Lease Agreements to (i) consolidate the terms of the Master Lease Agreements into one Amended and Restated Master Lease Agreement, (ii) terminate the Master Lease Agreements with respect to the six properties listed on Schedule 1.2 attached hereto concurrently with the sale of such properties by Landlord to Tenant or its designee (the “Excluded Properties”) and the execution and delivery hereof, (iii) extend the term of the Master Lease Agreements to January 31, 2030, and (iv) effect such other amendments thereto as are hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that:

A. the Master Lease Agreements are hereby terminated with respect to the Excluded Properties, and neither Landlord nor Tenant shall have any rights or obligations under said Master Lease Agreements with respect to the Excluded Properties, except to the extent that any of the same are expressly stated under the Master Lease Agreements to survive the termination thereof;

B. the Master Lease Agreements are hereby amended to exclude the Excluded Properties for all purposes hereunder (as used hereinafter, the term “Leased Property” shall exclude the Excluded Properties for all purposes hereunder); and

C. the Master Lease Agreements are hereby amended to consolidate the Master Lease Agreements into one Amended and Restated Master Lease Agreement that reads in its entirety as follows:

ARTICLE I

LEASED PROPERTY; TERM

1.1 Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest in and to all of the following (collectively or individually as the context may require, the “Leased Property”):

(i) those certain tracts, pieces and parcels of land, as more particularly described in Exhibit A attached hereto and made a part hereof (collectively, the “Land”);

(ii) all buildings, structures, Fixtures (all capitalized terms used but not elsewhere defined herein shall have the meanings provided therefor in Article II hereof) and other improvements of every kind, including alleyways, sidewalks, utility pipes, conduits and lines, parking areas and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land (collectively, the “Leased Improvements”);

(iii) all easements, rights and appurtenances relating to the Land and the Leased Improvements; and

(iv) all permanently affixed equipment, machinery, fixtures (as defined in the Uniform Commercial Code as in effect in the State of New York) (including all HVAC equipment, elevators, escalators and lighting, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing), and other items of real and/or personal property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air- and water-pollution-control, waste-disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire- and theft-protection equipment, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto (collectively the “Fixtures”), provided that the foregoing shall exclude all items included within Tenant’s Personalty.

1.2 Release of Unimproved Parcels. Notwithstanding anything herein to the contrary, Landlord shall have the right from time to time to terminate this Lease, with respect to any Unimproved Parcels located at the Leased Property as well as grant in connection therewith in respect of the Leased Property remaining subject to this Lease reasonable easements, restrictions, covenants, reservations and rights of way for, among other things, traffic circulation, ingress, egress, parking, access, water and sewer lines, telephone and telegraph lines, electric lines or other utilities or for other similar purposes at no cost to Landlord and with no adjustment in Rent; provided, in each such case, (x) such Unimproved Parcel shall be used for the purpose of erecting, maintaining and operating other structures and improvements not inconsistent with the use of the related Leased Property, and (y) such termination will not materially adversely affect either the value of the remaining portion of the related Leased Property (as distinguished from the value of the entire Leased Property) or the net operating income of the remaining portion of the Leased Property (taking into account, to the extent applicable, any potential loss of revenue resulting if the transfer and development of the Unimproved Parcel by Landlord were not to occur), as supported by the Officer’s Certificate of Landlord described below. As used herein, “Unimproved Parcel” shall mean, with respect to a Leased Property, one or more land areas comprising such Leased Property on which no improvements used in connection with the Primary Intended Use are situate, and not materially required for the Primary Intended Use. In connection with any termination permitted pursuant to this Section, Tenant agrees to execute and deliver any instrument reasonably necessary or appropriate to facilitate said action, subject to Tenant’s receipt of:

1.	a plot plan identifying the location of the applicable Unimproved Parcel;

2.	a metes and bounds description of the portion of such Unimproved Parcel; and

3.	an amendment to the legal description attached as an exhibit to this Lease implementing the proposed release, including a metes and bounds description of the portion of the Land at the relevant Leased Property that will continue to be subject to this Lease after the proposed termination.

1.3 Uneconomic Property.

(a) Subject to the terms of this Section, if, at any time during the Term, in the good faith judgment of Tenant (as evidenced by an Officer’s Certificate on behalf of Tenant which describes the basis for such judgment), any Leased Property becomes or imminently will become uneconomic or unsuitable for use as a Toys “R” Us store, including, without limitation, as a Babies “R” Us store, and will remain uneconomic or unsuitable for such use for the foreseeable future (in each case, any such Leased Property, an “Uneconomic Property”), then, Tenant shall have the right (but, except to the extent provided in Section 1.3(d), not the obligation), so long as no Event of Default shall have occurred and be continuing (at the time of Tenant’s delivery of a Tenant Termination Election Notice or at any time thereafter prior to the sale of the applicable Uneconomic Property by Landlord pursuant to this Section 1.3(a)), to request the termination of this Lease with respect to such Uneconomic Property in accordance with the terms of this Section. Tenant shall signify its election to exercise such option to terminate this Lease by giving notice (each, a “Tenant Termination Election Notice”) of the election to Landlord and Landlord’s Lender, accompanied by the Officer’s Certificate described in the immediately preceding sentence. Upon receipt of a Tenant Termination Election Notice, Landlord shall use reasonable, good faith efforts to market and sell such Uneconomic Property as unencumbered by this Lease. If Landlord sells such Uneconomic Property, this Lease shall terminate with respect to such Uneconomic Property as of the closing of such sale, and Tenant shall vacate such Uneconomic Property at or prior to such closing. Provided Landlord uses reasonable, good faith efforts to market and sell an Uneconomic Property, Landlord shall have no liability to Tenant and this Lease shall continue with respect to such Uneconomic Property in the event Landlord is unable sell the same. Further, Landlord shall not be required to sell an Uneconomic Property (and its efforts to sell shall be deemed reasonable and in good faith it if is unable to sell an Uneconomic Property) for an amount less than the fair market value of such Uneconomic Property, as unencumbered by this Lease.

(b) Tenant hereby agrees to pay all reasonable, out-of-pocket expenses in connection with any actions taken pursuant to this Section, including all reasonable out-of-pocket expenses and costs incurred by Landlord or Landlord’s Lender (or any of their respective affiliates), regardless whether a sale of an Uneconomic Property is ultimately effected, including those of the following nature: audits; travel; accounting services; environmental and engineering reports; credit reports; appraisals; property evaluations; preparation, negotiation, execution and delivery of documents; attorneys’ fees and expenses of Landlord and Landlord’s Lender; transfer, transfer gains, intangibles and deed recording taxes; title insurance; survey; and document recordings and filings.

(c) Upon the termination of this Lease with respect to an Uneconomic Property pursuant to clause (a) above, Tenant shall, in addition to any amounts payable pursuant to clause (b) above, pay Landlord an amount equal to the excess (if any) of the net present value of the Base Rent for such Uneconomic Property over the remaining Term for such Uneconomic Property, discounted at 10% per annum, over the sales proceeds for such Uneconomic Property received by Landlord.

(d) In addition to the foregoing, if by reason Tenant’s determination no longer to operate or cause the operation of its or another business at a Leased Property, a ground lessor or other Person shall have the right to exercise a purchase right, purchase option, termination right or recapture right in respect of such Leased Property pursuant to a Property Document applicable thereto, then on or after the 180th day prior to the date on which such right would be triggered, Tenant shall be obligated to request a termination of such Leased Property in accordance with and subject to the conditions of the provisions of Section 1.3(a) and, if this Lease is terminated pursuant to said Section 1.3(a), pay the amount required to be paid pursuant to Section 1.3(c).

1.4 Term. Subject to the terms of Section 1.6, the term of this Lease (the “Term”) shall commence on the Commencement Date and shall expire on January 31, 2030, unless otherwise terminated as provided herein, provided that the Term for those certain Ground Leased Properties set forth on Exhibit B that have an expiration date under the applicable Ground Lease expiring prior to January 31, 2030, shall expire on the earlier expiration date under the applicable Ground Lease. In no event shall the Term with respect to any Leased Property extend beyond January 31, 2030.

1.5 No Merger of Landlord’s Interest. If Landlord or any Affiliate of Landlord shall purchase any fee or other interest in a Leased Property that is superior to the interest of Landlord, such as the lessor’s interest in a Ground Leased Property, then the estate of Landlord and such superior interest shall not merge and, without limiting the foregoing, Tenant shall continue to be liable hereunder to pay any rent and perform any other obligations of the lessee under such Ground Lease. Further, in the event Landlord or any Affiliate of Landlord acquires a superior lessor’s interest in a Ground Leased Property and the term of the related Ground Lease shall have expired, then Landlord or such Affiliate shall have the right to enter into a new Ground Lease and receive from Tenant reimbursement (or payment) of ground rent in an amount equal to the same ground rent as was payable under the expired Ground Lease, increased by 5 percent, and increased again by 5 percent every fifth anniversary of the commencement of the new Ground Lease.

1.6 Limitation of Term as a Result of Ground Lease Terms. With respect to any Ground Leased Property, the Ground Lease for which has an expiration date (taking into account any renewal options thereunder as of the date hereof or hereafter exercised) prior to the expiration of the Term, (i) this Lease shall expire with respect to such Ground Leased Property on the date provided for in Section 1.4 (taking into account the terms of the following clause (ii)), and (ii) if a Ground Lease renewal option is not exercised as of the date hereof and Landlord has not (in its sole discretion) determined to exercise such renewal option, then Tenant may require Landlord to exercise such renewal term on the following terms and conditions: (1) no Event of Default shall have occurred and be continuing (either at the time of Tenant’s request or at the time Landlord is to exercise such option), (2) Tenant shall notify Landlord, on a date reasonably prior to the date on which such renewal option must be exercised, that Tenant wishes Landlord to exercise such renewal option, and (3) such notice shall constitute Tenant’s agreement to pay to Landlord (as and when the same become due and payable) all base and additional rent and other sums due and payable under the affected Ground Lease during such renewal term (including the portion thereof extending beyond the Term), provided that Landlord shall credit against amounts due under this clause (3), in respect of the portion of the Ground Lease renewal term, extending beyond the Term any rent and similar payments Landlord receives from any third party in consideration for the lease of the premises in respect of such portion of the Ground Lease renewal term and Landlord shall use commercially reasonable efforts to lease the premises in such period. The provisions of clause (3) of the immediately preceding sentence and the related proviso shall survive the expiration or earlier termination of this Lease. In no event shall the Term of this Lease with respect to any Leased Property extend beyond January 31, 2030.

1.7 Possible Additional Capital Improvements. If Tenant requests Landlord to make (at Landlord’s cost), or pay the cost of, a capital improvement at a Leased Property, and Landlord agrees to such request, or if Landlord offers to Tenant that Landlord make (at Landlord’s cost), or pay the cost of, a capital improvement at a Leased Property and Tenant accepts such offer, then the Base Rent for such Leased Property shall be increased by an amount agreed upon by the parties to reflect a rental increase that would be agreed upon by a landlord and tenant, who are unrelated to one another and dealing with each other on an arm’s length basis, in consideration for such capital improvement or payment by Landlord, taking into account then-market conditions and the terms and conditions of this Lease. For clarity, any making of any request, agreement, offer or acceptance referred to above in this section shall be in the sole discretion of each of Landlord and Tenant.

1.8 Alabama Property. Landlord shall have the right to terminate this Lease with respect to any Leased Property located in the State of Alabama at any time from and after November 19, 2029; provided that Landlord shall first provide written notice of its election to so terminate at least 24 months, but not earlier than 36 months, prior to the effective date of such termination.

ARTICLE II

DEFINITIONS

2.1 Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable, (iii) all references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease, (iv) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision, (v) the term “including” and words of similar import shall be deemed to be followed by the phrase “without limitation,” (vi) the term “attorneys’ fees” and “attorneys’ fees and expenses” and words of similar import shall be deemed preceded with the word “reasonable,” (vii) the phrase “Leased Property” shall be deemed to mean a specific Leased Property or all of the Leased Property, as the context may require, and shall be deemed to be followed by the phrase “or any portion thereof”, and (viii) references to the date hereof and words of similar import shall mean the Commencement Date, i.e., the date first set forth in the first paragraph of this Lease.

Additional Charges: As defined in Article III.

Affiliate: A Person or Persons directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person or Persons in question. The term “control,” as used in the immediately preceding sentence, shall mean, with respect to a Person that is a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

Alteration: As defined in Section 8.1.

Approved Bank: A bank or other financial institution which has a minimum long-term unsecured debt rating of at least “A” and a minimum short-term unsecured debt rating of at least “A” by each of the Rating Agencies, or if any such bank or other financial institution is not rated by all the Rating Agencies, then a minimum long-term rating of at least “A” and a minimum short-term unsecured debt rating of at least “A,” or their respective equivalents, by two of the Rating Agencies, but in any event one of the two Rating Agencies shall be S&P, it being understood that the A and A benchmark ratings and other benchmark ratings in this Lease are intended to be the ratings, or the equivalent of ratings, issued by S&P.

Award: Any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any individual Leased Property.

Base Rent: As defined in Article III.

Base Rent Payment: As defined in Article III.

Business Day: Any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.

Cash: Coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

Casualty: As defined in Section 10.2.

Commencement Date: The date first set forth in the first paragraph of this Lease.

Condemnation: As defined in Section 10.3.

Condominium Documents: Condominium declarations; bylaws, covenants, conditions and restrictions relating to a condominium regime; and similar agreements and instruments affecting any Leased Property and binding upon and/or benefiting Landlord or Tenant and other third parties.

Debt. As such term is defined in the Indenture.

Default: The occurrence of any event hereunder which, but for the giving of notice or passage of time, or both, would be an Event of Default hereunder.

Depositary: A depositary selected by Landlord, it being agreed that different Persons may serve as Depositary at any one time and from time to time.

Environmental Laws: Any foreign, federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision or the common law, whether now existing or hereinafter enacted, promulgated or issued, with respect to the protection of human health from any environmental hazards, the environment, or any Hazardous Materials, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations promulgated thereunder, and amendments and successors to such statutes, and regulations, as may be enacted and promulgated from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (codified in scattered sections of 26 U.S.C.; 33 U.S.C.; 42 U.S.C. and 42 U.S.C. §9601 et seq.); (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.); (iii) the Hazardous Materials Transportation Act (49 U.S.C. §1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. §2061 et seq.); (v) the Clean Water Act (33 U.S.C. §1251 et seq.); (vi) the Clean Air Act (42 U.S.C. §7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. §349; 42 U.S.C. §201 and §300f et seq.); (viii) the National Environmental Policy Act of 1969 (42 U.S.C. §4321); (ix) the Superfund Amendment and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C. 33 U.S.C. and 42 U.S.C.); and (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. §1101 et seq.).

Event of Default: As defined in Article XII.

Fair Market Value: With respect to a particular Leased Property, the price that a willing buyer not compelled to buy would pay a willing seller not compelled to sell for such Leased

Property, excluding all capital improvements (as distinguished from necessary repairs and replacements) paid for by Tenant, and (a) assuming the same is encumbered or unencumbered by this Lease, as specified in the applicable provisions hereof requiring a determination of Fair Market Value, (b) determined in accordance with the appraisal procedures set forth in Article XXIV or in such other manner as shall be mutually acceptable to Landlord and Tenant, and (c) not taking into account any reduction in value resulting from any indebtedness to which such Leased Property may be subject.

Fiscal Year: The fiscal year of Tenant as the same may be modified from time to time.

Fixtures: As defined in Article I.

Governmental Authority: Any court, board, agency, commission, office or authority of any nature whatsoever of or for any governmental unit (federal, state, county, district, municipal, city or otherwise), whether now or hereafter in existence.

Ground Leased Property: The Leased Property subject to the Ground Leases.

Ground Leases: The ground leases affecting the Properties identified on Schedule B as leased, together with any extensions, amendments, modifications and replacements thereof, provided that such extensions, amendments, modifications and replacements do not increase Tenant’s obligations hereunder in any material respect or decrease Tenant’s rights hereunder in any material respect.

Hazardous Substance: Each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental Law. Without limiting the generality of the foregoing, the term shall mean and include:

(i) “hazardous substances” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendment and Reauthorization Act of 1986, or Title III of the Superfund Amendment and Reauthorization Act, each as amended, and regulations promulgated thereunder; excluding, however, common maintenance and cleaning products regularly found at properties with a standard of operation and maintenance comparable to the applicable Borrowing Base Property;

(ii) “hazardous waste” and “regulated substances” as defined in the Resource Conservation and Recovery Act of 1976, as amended, and regulations promulgated thereunder;

(iii) “hazardous materials” as defined in the Hazardous Materials Transportation Act, as amended, and regulations promulgated thereunder; and

(iv) “chemical substance or mixture” as defined in the Toxic Substances Control Act, as amended, and regulations promulgated thereunder.

Improvements: The improvements contained on the Land.

Indenture. As defined in the definition of “Landlord’s Debt.”

Initial Landlord’s Debt. As defined in the definition of “Landlord’s Debt.”

Initial Landlord’s Lender. The Bank of New York Mellon, in its capacity as trustee and collateral agent under the Landlord’s Debt Documents that evidence the Initial Landlord’s Debt, together with its successors and assigns.

Insurance Premiums: As defined in Section 10.1(b)(i).

Insurance Requirements: All terms of any insurance policy required hereunder covering or applicable to the Leased Property, all requirements of the issuer of any such policy, and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) applicable to or affecting the Leased Property or any use of the Leased Property.

Land: As defined in Article I with respect to the Leased Property.

Landlord: Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC) and its successors and assigns.

Landlord Liens: Liens on or against the Leased Property or this Lease or any payment of Rent (i) in favor of any taxing authority by reason of any tax excluded from the definition of “Taxes” hereunder owed by Landlord or (ii) securing Landlord’s Debt.

Landlord’s Debt: (i) initially, those certain senior secured notes due 2017 with a principal amount of $725,000,000 issued by Landlord and guaranteed by future subsidiaries of Landlord pursuant to the Indenture, dated the date hereof, by and among Landlord, Toys “R” Us, Inc. and The Bank of New York Mellon, as trustee (as the same may be amended, amended and restated, modified or supplemented from time to time, the “Indenture”), together with all additional notes of Landlord issued pursuant to the terms of the Indenture (the “Initial Landlord’s Debt”) and (ii) any other indebtedness of Landlord secured by a mortgage lien on the Property, including any indebtedness of Landlord refinancing the Initial Landlord’s Debt.

Landlord’s Debt Documents: The instruments and agreements evidencing, establishing and securing Landlord’s Debt, including (to the extent applicable) without limitation, any indenture, credit agreement, promissory notes, mortgages, deeds of trust or deeds to secure debt, assignments of leases and rents and pledge agreements; provided that with respect to any Landlord’s Debt Documents other than those executed and delivered contemporaneously herewith or expressly required thereby, in any instance in this Lease in which Tenant (and any Person claiming by, through or under Tenant) is obligated to comply with or perform in accordance with or subject to Landlord’s Debt Documents, Tenant (and such Person) shall not be so obligated to the extent (but only to the extent) that any amended or new Landlord’s Debt Documents impose any additional material obligation, duty or liability on Tenant (or such Person) or diminish in any material respect any right of Tenant (or such Person) provided for hereunder.

Landlord’s Lender: Collectively, the holders from time to time of Landlord’s Debt as governed by Landlord’s Debt Documents; provided, however, that in no event shall Tenant be obligated hereunder to deal with more than one representative on behalf of all of such holders or that otherwise comprise Landlord’s Lender, and in the case of any Landlord’s Debt Documents which have or appoint a single trustee or administrative or similar agent(s) to act on behalf of all of such holders, “Landlord’s Lender” shall mean such trustee or agent. As of the date hereof, “Landlord’s Lender” with respect to Landlord’s Debt existing as of the date hereof shall mean the Initial Landlord’s Lender.

Lease Year: Any Fiscal Year or portion thereof during the Term.

Leased Improvements; Leased Property: Each as defined in Article I.

Legal Requirements: All federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Landlord, Tenant or the Leased Property, or the construction, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Tenant, at any time in force affecting the Leased Property (other than any subleases, this Lease, and service contracts and other similar agreements now in effect or hereafter entered into in the ordinary course of Tenant’s business), including any which may (i) require repairs, modifications or alterations in or to the Leased Property, or (ii) in any way limit the use and enjoyment thereof.

Litigation Costs: All costs reasonably incurred by Landlord in connection with the enforcement of any provision of this Lease, including attorneys’ fees and expenses, court costs and reasonable consultants’ fees and expenses.

Lien: With respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing), provided that in no event shall a lease be deemed to constitute a Lien.

Non-Toys Leases. As such term is defined in the Indenture.

Notice: As defined in Article XXII (regardless whether the same is capitalized herein).

Officer’s Certificate: A certificate made by an individual authorized to act on behalf of Tenant.

Operating Agreements: Reciprocal easement and/or operating agreements; covenants, conditions and restrictions; and similar agreements affecting any Leased Property and binding upon and/or benefiting Landlord or Tenant and other third parties.

Other Charges: All Ground Lease rents, maintenance charges, impositions other than Taxes, and any other charges, including vault charges and license fees for the use of vaults, chutes and similar areas adjoining a Leased Property, now or hereafter levied or assessed or imposed against any Leased Property or any part thereof (subject to the same exclusion set forth in the proviso in the definition of “Taxes”).

Overdue Rate: On any date, a rate equal to 10% per annum, but in no event greater than the maximum rate then permitted under applicable law.

Permitted Encumbrances: (i) Liens imposed by law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period or more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Tenant (for purposes of this definition of “Permitted Encumbrances,” “Tenant” shall mean Tenant and any Person claiming by, through or under Tenant, as applicable) with respect to which Tenant shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Tenant in accordance with GAAP, (ii) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Tenant in accordance with GAAP, (iii) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), or zoning or other restrictions as to the use of the Leased Property or Liens incidental to the conduct of the business of Tenant or to the ownership of its properties which were not incurred in connection with Debt and which do not in the aggregate materially adversely affect the value of the Leased Property or materially impair their use in the operation of the business of Tenant, (iv) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Tenant in the ordinary course of business, (v) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired; (vi) Liens existing on the date hereof; (vii) Subleases existing on the date hereof or entered into in accordance with the terms hereof; (viii) Liens disclosed on any title insurance policy after the date hereof provided to the Initial Landlord’s Lender in connection with the Initial Landlord’s Debt; and (ix) any matters that would be disclosed by an accurate survey of any Leased Property which would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on such Leased Property. In addition, “Permitted Encumbrances” shall include any Landlord Liens (including any Liens securing the Notes issued on the date hereof and any additional notes incurred in compliance with the Indenture), but not for purposes of determining Tenant’s obligations and, except where the terms of this Lease expressly require Tenant to comply with or perform the covenants and obligations of Landlord’s Debt Documents, Tenant shall not be deemed to have agreed to comply with or perform said covenants or obligations of Landlord’s Debt Documents, notwithstanding that Tenant is obligated to observe or perform the Permitted Encumbrances or Property Documents.

Person: Any individual, sole proprietorship, corporation, general partnership, limited partnership, limited liability company or partnership, joint venture, association, joint stock company, bank, trust, estate, unincorporated organization, any federal, state, county or municipal government (or any agency or political subdivision thereof), endowment fund or any other form of entity.

Policies: As defined in Section 10.1.

Primary Intended Use: As defined in Section 6.1.

Property Documents: Collectively, the Permitted Encumbrances, Ground Leases, Operating Agreements and Condominium Documents.

Qualified Architect: Any experienced architect, engineer or construction manager, which may be an employee of Tenant or one of its Affiliates, licensed or registered in the jurisdiction where the applicable Leased Property is located, if required by the laws of such jurisdiction, and has at least five (5) years of architectural experience.

Rating Agencies: Any one or more of the following designated by Landlord: Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., Moody’s Investors Service, Inc., Duff & Phelps Credit Rating Co. and Fitch Ratings, Inc. or any other nationally-recognized statistical rating agency selected by Landlord.

Release: Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning, or disposing into the environment.

Rent: Collectively, (i) the Base Rent and (ii) Additional Charges.

Rental Period: As defined in Article III.

Rent Payment Date: As defined in Article III.

Required Alteration: As defined in Section 8.1.

Restoration: As defined in Section 10.2.

Separate Lease: As defined in Section 26.15.

State: The State, Commonwealth or Territory in which the particular Leased Property in located.

Sublease: Any lease, sublease, license agreement or occupancy agreement entered into by Tenant or binding upon Tenant’s leasehold interest affecting all or any portion of the Leased Property.

Subtenant: A subtenant, licensee, occupant or other party to any Sublease.

Superior Interests: (i) any Lien created in favor of the Initial Landlord’s Lender in connection with the Initial Landlord’s Debt and (ii) any Lien created in favor of any future Landlord’s Lender where such Landlord’s Lender and Tenant have entered into a “subordination, nondisturbance and attornment” agreement in accordance with Section 14.2 hereof.

Superior Party: The Holder of any Superior Interest.

Taxes: All real estate and personal property taxes, assessments, fees, taxes on rents or rentals, water rates or sewer rents and other governmental charges now or hereafter levied or assessed or imposed against Landlord, Tenant or the Leased Property or rents therefrom or which may become Liens on Tenant’s Personalty, provided that Taxes shall not include any income, franchise, estate, inheritance or gift taxes, or any other tax imposed on or measured by the net income of Landlord, except to the extent that the same is in direct substitution for a tax that would otherwise be included within the definition of “Taxes” hereunder.

Tenant’s Personalty: Tenant’s right, title and interest in and to the following, now owned or hereafter acquired:

A. Equipment. All “equipment,” as such term is defined in Article 9 of the Uniform Commercial Code (as hereinafter defined) which is used at or in connection with the Improvements or the Land or is located thereon or therein (including all machinery, equipment, furnishings, and electronic data-processing and other office equipment and any and all additions, substitutions and replacements of any of the foregoing), together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto (collectively, the “Equipment”). Notwithstanding the foregoing, Equipment shall not include any Fixtures (as defined in the Uniform Commercial Code as in effect in the State of New York) (including, but not limited to, all HVAC equipment, elevators, escalators and lighting, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing) or property belonging to tenants or other occupants under leases or other agreements except to the extent that Tenant shall have any right or interest therein; and

B. Personal Property. All inventory, furniture, furnishings, objects of art, machinery, goods, tools, supplies, appliances, general intangibles, contract rights, accounts, accounts receivable, franchises and licenses, certificates and permits obtained by Tenant for its own business, in each case, of any kind or character whatsoever (as defined in and subject to the provisions of the Uniform Commercial Code as hereinafter defined) which are located within or about the Land and the Improvements, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof (collectively, the “Personal Property”). Notwithstanding the foregoing, Personal Property shall not include any Fixtures (as defined in the Uniform Commercial Code as in effect in the State of New York) (including, but not limited to, all HVAC equipment, elevators, escalators and lighting, together with all equipment, parts and supplies used to service, repair, maintain and equip the foregoing) or property belonging to tenants or other occupants under leases or other agreements except to the extent that Tenant shall have any right or interest therein.

Term: As defined in Article I.

Threat of Release: A substantial likelihood of a Release which requires action to prevent or mitigate damage to the environment which may result from such Release.

TTM EBITDAR: As of any date, on a trailing twelve months basis, earnings from store operations at the Leased Properties (excluding such portion of any of the Leased Properties subject to Subleases to a Person other than an Affiliate of Landlord or Tenant during such period and Leased Properties that are closed for alterations during such period) before interest expense/income, taxes, depreciation and amortization, any rental expense on real property, distribution expense, direct and allocated corporate overhead expense, regional office allocation, royalty charges from affiliates and restructuring expense, plus any non-cash charges and less any non-cash income, including losses on sales of assets and non-cash compensation expense.

Unavoidable Delays: Delays due to strikes, lockouts, inability to procure materials, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such party under this Lease.

Uneconomic Property. As defined in Article I.

Unimproved Parcel. As defined in Article I.

ARTICLE III

RENT

3.1 Rent. Tenant will pay to Landlord, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, at Landlord’s address set forth above or at such other place or to such other person, firms or corporations as Landlord may designate in writing from time to time Base Rent (as defined below). In addition, Tenant will pay to Landlord or the Person otherwise entitled thereto all Additional Charges during the Term on or before the same are delinquent.

3.2 Base Rent.

(a) Tenant shall pay base rent (the “Base Rent”) to Landlord for the Term as follows:

(i) For the period commencing on December 1, 2009 through January 31, 2015, an annual amount equal to the sum of the amounts set forth on Exhibit B in respect of each individual Leased Property,

(ii) For the period commencing on February 1, 2015 through January 31, 2020, an annual amount equal to the sum of the amounts set forth on Exhibit B in respect of each individual Leased Property, increased by ten percent (10%),

(iii) For the period commencing on February 1, 2020 through January 31, 2025, an annual amount equal to the sum of the amounts set forth on Exhibit B in respect of each individual Leased Property as increased in accordance with Section 3.1(a)(ii) and further increased by ten percent (10%), and

(iv) For the period commencing on February 1, 2025 through January 31, 2030, an annual amount equal to the sum of the amounts set forth on Exhibit B in respect of each individual Leased Property as increased in accordance with Sections 3.1(a)(ii) and 3.1(a)(iii), and further increased by ten percent (10%), for clarity, it being the intent that each of the 10% increases provided for in Sections 3.1(a)(iii) and 3.1(a)(iv) shall be compounding in respect of the prior 10% increases provided for in Sections 3.1(a)(ii) and 3.1(a)(iii).

(b) Base Rent for each Fiscal Year shall be payable in advance in twelve (12) equal installments (each, a “Base Rent Payment”), on the first (1st) day of each calendar month of the Term (the “Rent Payment Date”), provided that if such first (1st) day is not a Business Day, then the Rent Payment Date shall be the next following Business Day. Base Rent shall be paid on each Rent Payment Date for the month in which such payment is made through the last day of such month (or, if applicable, the expiration of the Term) (each, a “Rental Period”), provided that the last payment of Base Rent shall be prorated as to any partial Rental Period, based on the number of days within the Term during such Rental Period and the number of days in such Rental Period. The first installment payment of Base Rent shall be made on December 1, 2009 and shall represent a payment in for the Rental Period beginning December 1, 2009 and ending December 31, 2009. Landlord and Tenant hereby acknowledge and agree that all rents owed under the Master Leases with respect to periods prior to December 1, 2009 have been paid in full.

(c) Base Rent shall be reduced by the portion of the Base Rent allocated to any Leased Property (as specified on Exhibit B hereto) with respect to which this Lease is terminated pursuant to Section 1.3, Section 10.2 or Section 10.3 hereof, or pursuant to Section 1.4 hereof (by reason of the proviso contained therein).

3.3 Survival. The obligations of Tenant and Landlord contained in this Article III shall survive the expiration or earlier termination of this Lease.

3.4 Scheduled Additional Charges. In addition to the Base Rent payable with respect to the Leased Property, Tenant shall either pay and discharge as and when due and payable (or, if required by Section 3.6, pay into the Escrow Account), on a monthly installment basis on each Rent Payment Date, the following (collectively, “Scheduled Additional Charges” and, together with Base Rent, “Scheduled Lease Payments”):

(a) Taxes and Other Charges. Tenant shall pay all Taxes and Other Charges as set forth in Section 6.1(b) herein prior to the date that the same shall become delinquent.

(b) Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained pursuant to Article X hereof.

(c) Property Documents. Tenant shall pay all amounts due under the Property Documents.

3.5 Variable Additional Charges. In addition to the Scheduled Lease Payments payable with respect to the Leased Property, Tenant shall pay and discharge as and when due and payable the following (collectively, “Variable Additional Charges” and, together with Scheduled Additional Charges, “Additional Charges”):

(a) Utility Charges. Tenant shall pay all charges for electricity, power, gas, oil, water, sanitary and storm sewer, refuse collection, security, common area or association charges, dues or assessments and other utilities used or consumed in connection with the applicable Leased Property during the Term.

(b) Other Charges. Tenant shall pay, as Additional Charges, all other amounts, liabilities and obligations that Tenant assumes or agrees to pay under this Lease, including all of its indemnification obligations set forth herein.

(c) Late Payment of Base Rent. If Tenant fails to pay Base Rent within five (5) Business Days after the same is due and payable hereunder, Tenant will pay to Landlord on demand, as Variable Additional Charges, a late charge (to the extent permitted by law) computed at the Overdue Rate on the amount of such Base Rent, from such fifth (5th) Business Day to the date of payment thereof.

To the extent that Tenant timely pays any Additional Charges to Landlord pursuant to any requirement of this Lease, including Section 3.6, Tenant shall be relieved of its obligation to pay such Additional Charges to the entity to which they would otherwise be due. In the event of any failure by Tenant to pay any Additional Charges when due, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost that may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Rent. Anything herein to the contrary notwithstanding, in the event Tenant receives conflicting directions from Landlord and Landlord’s Lender regarding the payment or deposit of any item of Rent payable under this Lease, Tenant shall rely upon the direction received from Landlord.

3.6 Escrows on Event of Default. Upon the occurrence and during the continuance of an Event of Default, without limitation of Landlord’s other remedies hereunder, commencing twenty (20) days following Landlord’s request following the occurrence of such Event of Default, Tenant shall deposit into one or more escrow accounts maintained at an Approved Bank designated by Landlord (collectively, the “Escrow Account”), on each Rent Payment Date, an amount equal to the sum of (i) one twelfth of the annual amount of Scheduled Lease Payments and (ii) Landlord’s reasonable estimate of Variable Additional Charges in respect of the next Rental Period. Landlord shall either apply amounts so deposited to the payment of Scheduled Lease Payments and Variable Additional Rent or, to the extent Tenant pays any such Variable Additional Charges directly to the person entitled thereto, promptly reimburse Tenant for its payment of such amounts, and, upon the continuance of such Event of Default, Landlord may apply such amounts to such other amounts due and owing to Landlord from Tenant as Landlord shall elect. Notwithstanding the foregoing, Tenant may pay any Variable Additional Charges directly to the person entitled thereto and elect not to seek reimbursement from the Escrow Account in which event Tenant shall not thereafter have any obligation to deposit Variable Additional Charges in the Escrow Account unless and to the extent that on any Rent Payment Date the balance in the Escrow Account is less than Tenant would otherwise be required to deposit on such Rent Payment Date in respect of Variable Additional Charges (as reasonably determined by Landlord).

3.7 Net Lease. The Base Rent, as well as such Additional Charges as are due and payable to Landlord, shall be paid absolutely net to Landlord, so that this Lease shall throughout the Term yield to Landlord the full amount of the installments of Base Rent, as well as any payments of Additional Charges payable to Landlord, subject to any other provisions of this Lease which expressly provide for adjustment or abatement of Rent or other charges.

ARTICLE IV

NO TERMINATION OR ABATEMENT

4.1 No Termination, Abatement, etc. Except as otherwise specifically provided herein, Tenant shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Landlord to modify, surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Landlord and Tenant be otherwise affected by reason of (a) any damage to, or destruction of, any Leased Property from whatever cause or any taking of the Leased Property, (b) the interruption or discontinuance of any service or utility servicing the applicable Leased Property, (c) any claim which Tenant or any of its Affiliates has or might have against Landlord or by reason of any default or breach of any warranty by Landlord under this Lease or any other agreement between Landlord and Tenant or any of its Affiliates, or to which Landlord and Tenant are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord, or (e) for any other cause whether similar or dissimilar to any of the foregoing other than a discharge of Tenant from any such obligations as a matter of law. Except as otherwise specifically provided herein, Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property, or (ii) entitle Tenant to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Tenant hereunder. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions this Lease. In any instance where, after the occurrence of an Event of Default, Landlord retains funds which, but for the occurrence of such Event of Default, would be payable to Tenant or would not have been payable by Tenant to Landlord, Landlord shall refund such funds to Tenant to the extent the amount thereof exceeds all amounts then due and payable by Tenant under this Lease plus the amount necessary to compensate Landlord for any cost, loss or damage incurred by Landlord in connection with such Event of Default.

ARTICLE V

OWNERSHIP OF THE LEASED PROPERTY

5.1 Ownership of the Leased Property. Tenant acknowledges that the Leased Property is the property of Landlord and that Tenant has only the right to the exclusive possession and use of the Leased Property upon the terms and conditions of this Lease, provided that, until the expiration or earlier termination of this Lease, all capital improvements and additions made by Tenant, at Tenant’s expense, to any Leased Property shall be the property of Tenant and, upon the expiration or earlier termination of this Lease, title to such improvements, additions and replacements shall vest in Landlord.

5.2 Tenant’s Personalty. Tenant may (and shall as provided herein below), at its expense, assemble or place on any parcels of the Land or in any of the Leased Improvements any items of Tenant’s Personalty, and Tenant may, subject to the conditions set forth below, remove the same upon the expiration or any prior termination of the Term. Tenant shall provide and maintain during the entire Lease Term all such Tenant’s Personalty as shall be necessary to operate each Leased Property in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. All of Tenant’s Personalty not removed by Tenant within thirty (30) days following the expiration or earlier termination of this Lease with respect to such Leased Property where such Tenant’s Personalty is located shall be considered abandoned by Tenant and may be appropriated, sold, destroyed or otherwise disposed of by Landlord without first giving notice thereof to Tenant and without any payment to Tenant and without any obligation to account therefor.

ARTICLE VI

AFFIRMATIVE COVENANTS; USE

6.1 Tenant Covenants. Tenant hereby covenants and agrees with Landlord that:

(a) Existence; Use of Leased Property; Legal Compliance; Insurance.

(i) Tenant shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply in all material respects with all Legal Requirements and all Property Documents applicable to it and the Leased Property. Tenant shall at all times maintain and preserve the Leased Property and shall keep the Leased Property in good working order and repair, reasonable wear and tear excepted, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto. Tenant will operate, maintain, repair and improve the Leased Property in material compliance with all Legal Requirements and all Property Documents, and will not cause or allow the same to be misused or wasted or to deteriorate, reasonable wear and tear excepted.

(ii) Tenant may use the applicable Leased Property and the Leased Improvements thereof for (x) retail uses and, provided the same are not prohibited by the applicable Property Documents, for such other uses as may be necessary or incidental to such use (such use, the “Primary Intended Use”), and (y) such other uses as shall not be prohibited by the applicable Property Documents or other provisions hereof. Tenant shall not use the applicable Leased Property or any portion thereof for any other use without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. No use shall be made or permitted to be made of a Leased Property, and no acts shall be done, that will cause the cancellation of any insurance policy covering such Leased Property, nor shall Tenant sell or otherwise provide, or permit to be kept, used or sold in or about such Leased Property any article which may be prohibited by law or by Insurance Requirements. Tenant shall, at its sole cost, comply with all of the requirements pertaining to the Leased Property or other improvements of any insurance board, association, organization or company necessary for the maintenance of insurance, as herein provided, covering the Leased Property.

(b) Taxes and Other Charges; Contest for Taxes and Other Charges, Legal Requirements and Liens.

(i) Subject to the provisions of Section 6.1(b)(ii) and Section 3.6, Tenant shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Leased Property prior to the date on which such sums become delinquent. Tenant will deliver to Landlord, upon request, receipts for payment or other evidence satisfactory to Landlord that the Taxes and Other Charges have been so paid (provided Tenant shall not be required to furnish such receipts for payment of Taxes in the event such Taxes have been (or were to have been) paid by Landlord or Landlord’s Lender pursuant to Section 3.6). Subject to the provisions of Section 6.1(b)(ii) and other than Permitted Encumbrances, Tenant shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Leased Property, and shall promptly pay for all utility services provided to the Leased Property. Subject to Section 6.1(b)(ii), Tenant shall pay, bond or otherwise discharge, from time to time when the same shall become due, all claims and demands of mechanics, materialmen, laborers and others that, if unpaid, might result in, or permit the creation of, a lien or encumbrance on any Leased Property, or on the rents arising therefrom.

(ii) Tenant, at its own expense, may contest by appropriate legal, administrative or other proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges or Lien therefor or any Legal Requirement or Insurance Requirement or the application or interpretation of any Property Document or other instrument of record affecting the Leased Property (other than this Lease) or any claims or judgments of mechanics, materialmen, suppliers, vendors or other Persons or any Lien therefor, and may withhold payment of the same pending such proceedings if permitted by law; provided that (A) no Event of Default has occurred and remains uncured, except for an Event of Default caused by the matter being contested, (B) such proceeding shall suspend any collection of the contested Taxes, Other Charges or Liens from the Leased Property,

Tenant or Landlord, or adequate time shall at all times remain prior to such collection, (C) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other material instrument to which Tenant is subject and shall not constitute a default thereunder, (D) neither any Leased Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost, (E) Tenant shall have made adequate reserves on its financial statements for such contests, (F) in the case of an Insurance Requirement, the failure of Tenant to comply therewith shall not impair the validity of any insurance required to be maintained by Tenant hereunder or the right to full payment of any claims thereunder, (G) in the case of any essential or significant service with respect to any Leased Property, any contest or failure to pay will not result in a discontinuance of any such service without replacement thereof, (H) in the case of any instrument of record affecting any Leased Property or any part thereof, the contest or failure to perform under any such instrument shall not result in the placing of any Lien on any Leased Property or any part thereof (except if such Lien would be removed upon completion of such proceedings and the compliance by the parties with the terms of the resulting order, decision or determination and the removal costs for such Lien have been escrowed with Landlord or in the proceeding or bonded or otherwise deposited or paid in connection with such proceedings), (I) Tenant shall promptly upon final determination thereof pay the amount of any such Taxes, Other Charges or Liens, together with all costs, interest and penalties which may be payable in connection therewith, and (J) Tenant shall respond promptly to any inquiries by Landlord regarding the status of such contest. Subject to the foregoing, at Tenant’s timely request, Landlord shall not pay and shall not cause to be paid from any Escrow Account that may be maintained by Landlord, the Taxes or Other Charges being contested.

(c) Litigation. Tenant shall give prompt written notice to Landlord of any litigation or governmental proceedings pending or threatened in writing against Tenant or against or affecting the Leased Property which, if determined adversely to Tenant or the Leased Property, might reasonably be expected to materially adversely affect Landlord, or Tenant’s condition (financial or otherwise) or business or the operation or value of the Leased Property in the aggregate (provided no such notice shall be required if Tenant or Tenant’s Affiliate discloses the same in filings with the Securities Exchange Commission).

(d) Inspection. Tenant shall permit agents, representatives and employees of Landlord and/or Landlord’s Lender (including any servicer or special servicer on behalf of Landlord’s Lender) to inspect the Leased Property on any Business Day at reasonable hours upon reasonable advance notice.

(e) Notice of Default. Tenant shall promptly advise Landlord of the occurrence of any Default or Event of Default under this Lease of which Tenant has knowledge.

(f) Cooperate in Legal Proceedings. Tenant shall cooperate fully with Landlord (and with Landlord’s Lender) with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Landlord (or Landlord’s Lender, as the case may be) hereunder or in respect of the Leased Property and, in connection therewith, permit Landlord (and Landlord’s Lender, as applicable), at its election, to participate in any such proceedings.

(g) Insurance Benefits. Tenant shall cooperate with Landlord (and Landlord’s Lender) in obtaining for Landlord the benefits of any insurance proceeds lawfully or equitably payable in connection with the Leased Property, and Landlord shall be reimbursed for any out-of-pocket expenses reasonably incurred in connection therewith (including attorneys’ fees and disbursements, and, if reasonably necessary to collect such proceeds, the expense of an appraisal on behalf of Landlord in case of a fire or other casualty affecting any Leased Property) out of such insurance proceeds.

(h) Financial Reporting and Other Information.

1.	Intentionally Omitted.

2.	Requirements. Tenant shall comply with the information keeping and reporting requirements set forth on Schedule 6.1(h) hereto, subject in all instances to the confidentiality provisions of Article XXIV hereof.

3.	Governmental Notices. Tenant shall furnish to Landlord, promptly after receipt, a copy of any notice received by or on behalf of Tenant from any Governmental Authority having jurisdiction over any Leased Property with respect to such Leased Property.

(i) Business and Operations. Tenant will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the conduct of its business at the Leased Property.

(j) Property Documents. Tenant shall observe and perform all of the obligations of Landlord under each Property Document.

ARTICLE VII

NEGATIVE COVENANTS

7.1 Tenant’s Negative Covenants. Tenant covenants and agrees with Landlord that it will not do, directly or indirectly, any of the following:

(a) Liens. Subject to Section 6.1(b)(ii), Tenant shall not, without the prior written consent of Landlord, create, incur, assume, permit or suffer to exist any Lien on any portion of the Leased Property (or any of them) or any expansions or alterations that remain Tenant’s property during the Term, except Permitted Encumbrances, and shall in any event cause the prompt, full and unconditional discharge of all Liens (other than Permitted Encumbrances) imposed on or against any Leased Property or any portion thereof within forty-five (45) days after receiving written notice of the filing (whether from the Landlord’s Lender, the lienor or any other Person) thereof.

(b) Zoning and Uses. Tenant shall not (i) initiate or support any limiting change in the permitted uses of any Leased Property (or to the extent applicable, limiting zoning reclassification of any Leased Property), (ii) seek any variance under existing land use restrictions, laws, rules or regulations (or, to the extent applicable, zoning ordinances) applicable to any Leased Property or use or permit the use of any Leased Property in each case in a manner that would result in the existing use becoming a non-conforming use under applicable land-use restrictions (and, if any, zoning ordinances) with any materially adverse effect on the value of the Leased Property or that would violate the terms of any Legal Requirements or any Property Document, (iii) modify, amend or supplement any of the terms of any Property Document in a manner adverse in any material respect to the interests of Landlord, (iv) impose or permit or suffer the imposition of any restrictive covenants, easements or encumbrances upon the Leased Property in any manner that adversely affects in any material respect the value or utility of the Leased Property (taking into account any reciprocal or other easements or benefits in favor of the Leased Property received in connection with such imposition), (v) execute or file any subdivision plat affecting any Leased Property, institute, or permit the institution of, proceedings to alter any tax lot comprising any Leased Property so as to include within any tax lot for the Leased Property any property that is not part of the Leased Property or (vi) permit or suffer any Leased Property to be used by the public or any Person in such manner as might make possible a claim of adverse usage or possession or of any implied dedication or easement.

ARTICLE VIII

ALTERATIONS; LEASING

8.1 Alterations. Tenant will, at Tenant’s expense, make any demolition, alteration, installation, improvement, expansion, reduction or decoration (each, an “Alteration”) of or to any Leased Property or any part thereof required to cause the Leased Property to comply with Legal Requirements, any Property Document or any provision of this Lease (each, a “Required Alteration”). Tenant shall comply with the provisions of clauses (a) and (d) of this Section 8.1 in connection with any Required Alteration. Tenant will not make any Alteration (other than Required Alterations), except in accordance with the following terms and conditions (and, for clarity, Tenant may make any Alterations; provided that, except with respect to Required Alterations, Tenant complies with the following terms and conditions):

(a) The Alteration shall be undertaken in accordance with the applicable provisions of this Lease, the Property Documents and all Legal Requirements.

(b) No Event of Default shall have occurred and be continuing and no Default shall occur as a result of such action.

(c) If the Alteration, when completed, shall materially adversely affect the value of the affected Leased Property, Tenant must restore the Property at the expiration or earlier termination of this Lease to its state prior to such alteration.

(d) All work done in connection with any Alteration shall be performed with due diligence in a good and workmanlike manner, all materials used in connection with any Alteration shall be not less than the standard of quality of the materials generally used at the applicable Leased Property as of the date hereof and all materials used shall be in accordance with all applicable Legal Requirements and Insurance Requirements.

8.2 Subletting and Assignment.

8.2.1 Generally. Except as expressly provided herein, Tenant shall not, without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion, assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or sublease all or any part of the Leased Property or suffer or permit this Lease or the leasehold estate created hereby or thereby or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily or involuntarily or by operation of law.

8.2.2 Certain Sublettings and Assignments. Subject to the provisions of Section 8.2.3 and any other express conditions or limitations set forth herein, provided no Event of Default shall have occurred and be continuing, without the consent of Landlord, Tenant may from time to time (i) assign this Lease (in whole but not in part) to any of its Affiliates and (ii) sublet all or any part of any one or more of the Leased Properties to one or more Persons, it being agreed that any such subletting or assignment shall in no way impair or release the continuing primary liability hereunder of the Tenant named herein.

8.2.3 Landlord’s Right to Collect from Assignees and Subtenants. If this Lease is assigned or if the applicable Leased Property or any part thereof is sublet (or occupied by any entity other than Tenant and its employees), Landlord may collect rents from such assignee, and after an Event of Default occurs and so long as it is continuing, from any such Subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed (i) a waiver of the provisions set forth in Section 8.2.1, (ii) the acceptance by Landlord of such assignee, Subtenant or occupant, as the case may be, as a tenant or (iii) release of Tenant from the future performance of its covenants, agreements or obligations contained in this Lease.

8.2.4 Continuing Requirement for Consents. No consent to any subletting or assignment in any particular instance shall be deemed a waiver of the prohibition set forth in this Section 8.2. Any subletting, assignment or other transfer of Tenant’s interest in this Lease in contravention of this Section 8.2 shall be void at Landlord’s option.

8.2.5 Required Assignment and Subletting Provisions. Any assignment and/or Sublease must provide that:

(a) it shall be subject and subordinate to all of the terms and conditions of this Lease and Landlord’s Loan Documents,

(b) the use of the applicable Leased Property shall not conflict with any Legal Requirement, Property Document or Insurance Requirement,

(c) no assignee shall be permitted to further assign this Lease except insofar as the same would be permitted under this Lease if it were by Tenant of this Lease,

(d) in the event of cancellation or termination of this Lease for any reason whatsoever or of the surrender of this Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of such Sublease, including extensions and renewals granted thereunder, then, at Landlord’s option (unless otherwise provided in a recognition agreement between Landlord and such Subtenant), the Subtenant shall make full and complete attornment to Landlord for the balance of the term of the Sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Landlord and which the Subtenant shall execute and deliver within five (5) days after request by Landlord and the Subtenant shall waive the provisions of any law now or hereafter in effect which may give the Subtenant any right of election to terminate the Sublease or to surrender possession in the event any proceeding is brought by Landlord to terminate this Lease; provided that such agreement to attorn by Subtenant may be conditioned on Landlord’s execution and delivery of a nondisturbance agreement in favor of Subtenant in form and substance reasonably satisfactory to Landlord and otherwise in accordance with prevailing commercial standards for the issuance of such agreements, and

(e) Tenant shall pay to Landlord, within ten (10) business days after request therefor, all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Landlord in connection with any request made by Tenant to Landlord to assign this Lease or sublet the applicable Leased Property.

ARTICLE IX

MAINTENANCE AND REPAIR; IMMATERIAL ENCROACHMENTS

9.1 Maintenance and Repair.

(a) Tenant, at its expense, shall keep the Leased Property and all private roadways, sidewalks and curbs appurtenant thereto in good order and repair, reasonable wear and tear excepted (whether or not the need for such repairs occurs as a result of Tenant’s use, any prior use, the elements or the age of such Leased Property, or any portion thereof) and shall promptly make all necessary and appropriate repairs and replacements thereto, of every kind and nature, whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen, arising by reason of a condition (concealed or otherwise) occurring subsequent or prior to the Commencement Date. All repairs shall, to the extent reasonably achievable, be made in good, workmanlike and first-class manner, in accordance with all applicable Legal Requirements. Tenant will not take or omit to take any action the taking or omission of which would materially impair the value or usefulness of the Leased Property or any part thereof for the Primary Intended Use, except as permitted under Section 8.1 or required by Legal Requirements or Insurance Requirements.

(b) Except as otherwise expressly provided herein, Landlord shall not be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain the Leased Property in any way. Tenant hereby waives, to the extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect at the time of the execution of this Lease or thereafter enacted.

(c) Nothing contained herein and no action or inaction by Landlord shall be construed as (i) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property, or (ii) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in the Leased Property.

(d) Tenant will, upon the expiration or prior termination of the Term with respect to any Leased Property, vacate and surrender the same to Landlord in the condition in which the same was originally received from Landlord, except as repaired, rebuilt, restored, altered or added to as permitted or required by the provisions of this Lease and except for ordinary wear and tear (subject to the obligation of Tenant to maintain the Leased Property in good order and repair during the Term). In addition, Tenant shall remove Tenant’s Personalty from the Leased Property in a manner that will not damage the Leased Property in any material respect or if it does, Tenant shall promptly repair the same.

9.2 Immaterial Encroachments, Restrictions, etc. If (A) any of the Leased Improvements shall, at any time, encroach upon any property, street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any lawful restrictive covenant or other agreement affecting the Leased Property, or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject and (B) the same can be cured by Tenant without the expenditure of a material amount of money, then promptly upon the request of Landlord or at the behest of any person affected by any such encroachment, violation or impairment, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment, violation or impairment and in such case, in the event of any adverse final determination, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment or (ii) make such changes in the Leased Improvements, and take such other actions, as Tenant in good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, and to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and take all such actions as may be necessary in order to be able to permit the continued operation by Tenant of the Leased Improvements for the Primary Intended Use substantially in the manner and to the extent the Leased Improvements were operated prior to the assertion of such violation or encroachment.

ARTICLE X

CASUALTY AND CONDEMNATION

10.1 Insurance. Tenant shall keep the applicable Leased Property, and all property located in or on the applicable Leased Property, including Tenant’s Personalty, insured at Tenant’s sole cost and expense with the kinds and amounts of insurance, and issued by such insurance companies or, at Tenant’s option, as conform in all substantial respects to the insurance program generally maintained by Tenant from time to time in respect of other similarly situated properties owned or leased by Tenant (provided that Tenant shall not be required to maintain insurance under this Section 10.1 in respect of Ground Leased Properties for which the lessor under the Ground Lease maintains insurance or in respect of common elements for which another Person maintains insurance pursuant to the applicable REA).

(a) All policies of insurance (the “Policies”) required pursuant to Section 10.1 with respect to any Leased Property shall name Landlord and its successors and/or assigns, as their interest may appear, as additional insureds or loss payees (except that in the case of general liability insurance, Landlord shall be named as additional insured and not a loss payee) and (i) shall include effective waivers by the insurer of all claims for insurance premiums against all loss payees, additional insureds and named insureds (other than Tenant) and all rights of subrogation against any loss payee, additional insured or named insured; (ii) except as otherwise provided above, shall be subject to a deductible, if any, not greater in any material respect, in proportion to the coverage maintained, than the deductible for such coverage on the date hereof; (iii) shall contain endorsements providing that: none of Tenant, Landlord, Landlord’s Lender or any other party shall be a co-insurer under said Policies and that no modification that would result in non-compliance with the provisions of this Section 10.1, cancellation or termination of any of the Policies shall be effective until at least thirty (30) days after receipt by each named insured, additional insured and loss payee of written notice thereof; (iv) shall permit Landlord or Landlord’s Lender to pay the premiums and continue any insurance upon failure of Tenant to pay premiums when due, upon the insolvency of Tenant or through transfer of title to the Leased Property (or any of them) (it being understood that Tenant’s rights to coverage under such policies may not be assignable without the consent of the insurer); and (v) (A) shall provide that the insurance shall not be impaired or invalidated by virtue of any act, failure to act, negligence of, or violation of declarations, warranties or conditions contained in such policy by Tenant, Landlord, Landlord’s Lender or any named insured, additional insured or loss payee, except for the willful misconduct of Landlord or Landlord’s Lender knowingly in violation of the conditions of such policy or (B) Landlord and Landlord’s Lender shall not be liable for any insurance premiums thereon or subject to any assessments thereunder. As soon as reasonably practicable, but in any event within fifteen (15) days, following the date on which Tenant obtains any liability insurance (but not any property insurance) from time to time required hereunder, Tenant shall add Landlord’s Lender as an additional insured on any such liability insurance.

(b) Insurance Premiums; Certificates of Insurance.

(i) Tenant shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Landlord the receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Landlord. In the event Tenant satisfies the requirements under this Section 10.1 through the use of a Policy covering properties in addition to the Leased Property, then, at Landlord’s request, Tenant shall provide to Landlord evidence satisfactory to it that the Insurance Premiums for the Leased Property are separately allocated under such Policy to the Leased Property and that payment of such allocated amount shall maintain the effectiveness of such Policy as to the Leased Property notwithstanding the failure of payment of any other portion of premiums. If such allocation is required by the immediately preceding sentence, but such allocation is not available, Landlord shall have the right to increase the deposits into an insurance Escrow Account otherwise required under Section 3.6 in an amount sufficient to purchase a non-blanket Policy covering the Leased Property covered by such Policy from insurance companies which qualify under this Lease.

(ii) Tenant shall deliver to Landlord on or prior to the Commencement Date certificates setting forth in reasonable detail the material terms (including any applicable notice requirements) of all Policies from the respective insurance companies (or their authorized agents) that issued the Policies, including that such Policies may not be modified in a manner that would result in such Policies not complying with the provisions of this Section 10.1, canceled, terminated or not renewed without thirty (30) days’ prior notice to Landlord, or ten (10) days’ notice with respect to nonpayment of premium. Tenant shall deliver to Landlord, concurrently with each material change in any Policy, a certificate with respect to such changed Policy certified by the insurance company issuing that Policy, in substantially the same form and containing substantially the same information as the certificates required to be delivered by Tenant pursuant to the first sentence of this clause (b)(ii) and stating that all premiums then due thereon have been paid to the applicable insurers and that the same are in full force and effect (or if such certificate and report shall not be obtainable by Tenant, Tenant may deliver an Officer’s Certificate to such effect in lieu thereof).

(iii) Landlord hereby confirms and acknowledges that Tenant has delivered to Landlord certificates of insurance with respect to Tenant’s insurance program, in amount, form and content so as to satisfy the requirements of this Section 10.1 in all material respects as of the Commencement Date and that any renewals or modifications that comply with the requirements of clause (b)(ii) and are otherwise not, in substance, materially different from the approved program in place on the Commencement Date shall be deemed to be in compliance.

(c) Renewal and Replacement of Policies.

(i) Not less than ten (10) Business Days prior to the expiration, termination or cancellation of any Policy, Tenant shall renew such policy or obtain a replacement policy or policies (or a binding commitment for such replacement policy or policies), which shall be effective no later than the date of the expiration, termination or cancellation of the previous policy, and shall deliver to Landlord (and, if requested by Landlord, to Landlord’s Lender) a certificate in respect of such policy or policies (A) containing the same information as the certificates required to be delivered by Tenant pursuant to clause (d)(ii) above, or a copy of the binding commitment for such policy or policies and (B) confirming that such policy complies with all requirements hereof.

(ii) If Tenant does not furnish the certificates as required under clause (c)(i), Landlord, on three (3) Business Days’ notice to Tenant, may procure, but shall not be obligated to procure, such replacement policy or policies and pay the Insurance Premiums therefor, and Tenant agrees to reimburse Landlord for the cost of such Insurance Premiums promptly on demand.

(iii) Concurrently with the delivery of each replacement policy or a binding commitment for the same pursuant to this clause (e), Tenant shall deliver to Landlord a report from a reputable and experienced insurance broker or from the insurer, setting forth the particulars as to all insurance obtained by Tenant pursuant to this Section 10.1 and then in effect and stating that all Insurance Premiums then due thereon have been paid in full to the applicable insurers and that such insurance policies are in full force and effect (or if such report shall not be available after Tenant shall have used its reasonable efforts to provide the same, Tenant will deliver to Landlord an Officer’s Certificate containing the information to be provided in such report) and Tenant shall deliver to Landlord an Officer’s Certificate stating that such insurance otherwise complies in all material respects with the requirements of this Section 10.1.

(d) Separate Insurance. Tenant will not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained pursuant to this Section 10.1 unless such insurance complies with clause (c) above.

10.2 Casualty; Application of Proceeds.

(a) Right to Adjust.

(i) If any Leased Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Tenant shall give prompt written notice thereof to Landlord generally describing the nature and extent of such Casualty. Subject to Section 10.2(c), following the occurrence of a Casualty, Tenant, regardless of whether sufficient insurance proceeds are available to Tenant for restoration, shall in a reasonably prompt manner proceed to restore, repair, replace or rebuild the affected Leased Property (a “Restoration”) or cause such Restoration to the extent practicable to be of substantially the same character and quality as prior to the Casualty. Tenant shall restore or cause to be restored all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements. Tenant shall not be obligated to restore or replace Tenant’s Property or any alterations or additions to the Leased Property made by Tenant, unless, with respect to such alterations or additions, the same were Required Alterations. Tenant may settle and adjust the insurance claim in respect of any Casualty.

(b) Landlord’s Right to Proceeds. Tenant shall be entitled to all proceeds from insurance policies that are required to be maintained pursuant to Section 10.1 to apply to the cost of the Restoration and for the payment of Rent during such Restoration (and Landlord shall promptly remit to Tenant, and/or execute and deliver such instruments as Tenant may request to facilitate the payment of, such proceeds to Tenant for such purposes).

(c) Termination of Lease in Certain Circumstances.

(i) Notwithstanding the provisions clauses (a) and (b) above, Tenant shall not be required to restore, repair, replace or rebuild a Leased Property affected by a Casualty if:

(A) the Restoration cannot reasonably be completed prior to the beginning of the fifth (5th) year immediately preceding the expiration of the Term for such Property, and the Casualty destroyed more than 50% (by value) of the Improvements with respect to such Leased Property, or

(B) Tenant does not have the right to restore the applicable Leased Property pursuant to the provisions of an applicable Ground Lease and no superior lessor or lessee is required to restore such Leased Property.

(ii) Tenant shall notify Landlord of its election not to restore within one hundred and eighty (180) days after it is notified of the Casualty, in which case, this Lease shall terminate with respect the affected Leased Property on a date specified in said notice not later than the thirtieth (30th) day after such notice, and Tenant shall pay over and/or assign to Landlord all insurance proceeds payable in connection with such Casualty, less any portion thereof previously used by Tenant to secure and make safe the affected Leased Property, plus an amount equal to any applicable deductibles or other self-retained risks. If Tenant shall have defaulted upon its obligation to maintain insurance in the amounts and of the types required under this Lease and such default results in insufficient proceeds to restore the affected Leased Property, then Tenant shall also pay Landlord the amount of such insufficiency.

(d) Abatement of Rent. The Base Rent and Additional Charges in respect of any Leased Property affected by a Casualty shall not abate by reason thereof (other than, in the case of any Additional Charges payable in respect of a Ground Leased Property, if the Ground Lease rent payable thereunder shall abate by the terms thereof), except as provided in Section 10.2(c)(ii).

(e) Surplus. Any surplus which may remain out of proceeds received pursuant to a Casualty shall belong to Tenant after payment of such costs of Restoration.

10.3 Condemnation.

(a) Tenant and Landlord shall promptly give the other written notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Leased Property (a “Condemnation”) and, to the extent not otherwise received, shall deliver to the other copies of any and all papers served in connection with such Condemnation.

(b) Subject to Section 10.3(c) and (e), following the occurrence of a Condemnation, Tenant, regardless whether sufficient Condemnation awards are available for restoration, shall in a reasonably prompt manner proceed to Restore the Leased Property to the extent practicable to be of substantially the same character and quality as prior to the Condemnation, in compliance with all applicable material Legal Requirements. Tenant shall not be obligated to restore or replace Tenant’s Property or any alterations or additions to the Leased Property made by Tenant unless, with respect to such alterations or additions, the same were Required Alterations.

(c) This Lease shall terminate with respect to the affected Leased Property upon the Condemnation of all or substantially all of such Leased Property. A Condemnation of substantially all of a Leased Property shall be deemed to have occurred if (i) 50% or more of the square footage of such Leased Property shall have been subject to a Condemnation, or (ii) there shall have been a loss of access or egress, parking capacity or any other appurtenance necessary for the operation of such Leased Property substantially in the manner in which it had previously been operated and there is no reasonably equivalent replacement therefor.

(d) If a Leased Property is the subject of a Condemnation and this Lease does not terminate with respect thereto pursuant to clause (c) above, then Tenant shall not be required to restore, repair, replace or rebuild such Leased Property if:

(i) the Restoration cannot reasonably be completed prior to the beginning of the fifth (5th) year immediately preceding the expiration of the Term for such Property, and 20% or more (but less than 50%) of the square footage of such Leased Property shall have been subject to a Condemnation; or

(ii) Tenant does not have the right to restore the applicable Leased Property pursuant to the provisions of an applicable Ground Lease and no superior lessor or lessee is required to restore such Leased Property.

(e) With respect to a Leased Property that is described in Section 10.3(d) above, Tenant shall notify Landlord of its election not to restore within one hundred and eighty (180) days after it is notified of the Condemnation or, if later, after the net Condemnation Proceeds available for Restoration are determined, in which case, this Lease shall terminate with respect the affected Leased Property on a date specified in said notice not later than the thirtieth (30th) day after such notice, and Tenant shall pay over and/or assign to Landlord all proceeds payable to Tenant in connection with such Condemnation, less any portion thereof previously used by Tenant to secure and make safe the affected Leased Property.

(f) The Base Rent and Additional Charges in respect of any Leased Property affected by a Condemnation shall not abate by reason thereof (other than, in the case of any Additional Charges, if the same abate by the terms of any Ground Lease, applicable law or otherwise as a result of such Condemnation), except as a result of a termination of this Lease with respect to an affected Leased Property as provided in Section 10.3(c) or (e).

(g) Tenant is hereby irrevocably appointed as Landlord’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any proceeds in respect of a Condemnation and to make any compromise or settlement in connection with such Condemnation, subject to the provisions of this Section. Nothing herein shall be deemed to assign to Landlord, or preclude Tenant from seeking and retaining its interest in, a separate award to Tenant for moving expenses, business dislocation damages or similar claims (provided that, where this Lease is to terminate as a result of such Condemnation, such claim does not reduce the award that would otherwise be paid over or assigned to Landlord).

(h) Any surplus which may remain out of proceeds or awards received pursuant to a Condemnation after payment of such costs of Restoration shall be paid over to and belong to Landlord.

ARTICLE XI

INTENTIONALLY OMITTED

ARTICLE XII

EVENTS OF DEFAULT

12.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a) if Tenant shall fail to pay Base Rent within five (5) days after the date the same becomes due and payable and such failure continues for two (2) Business Days after notice thereof, or

(b) if Tenant shall fail to pay any other item of Rent when due and payable and such failure shall continue for ten (10) days after notice thereof, or

(c) if Tenant shall fail to observe or perform any term, covenant or condition of this Lease not specifically provided for in this Section 12.1 and such failure is not cured within a period of thirty (30) days after receipt of notice from Landlord, unless such failure is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Tenant shall have commenced to cure such failure within such thirty (30) day period and thereafter diligently proceeds to cure the same, such cure period shall be extended for such time as is reasonably necessary for Tenant in the exercise of due diligence to cure such failure, such additional period not to exceed ninety (90) days, or

(d) if Tenant shall admit in writing its inability to pay its debts generally as they become due; file a petition in bankruptcy or a petition to take advantage of any insolvency act; make a general assignment for the benefit of its creditors; consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws (11 U.S.C. § 101 et seq., as amended or replaced) or any other applicable law or statute of the United States of America or any state thereof, or

(e) any petition shall be filed by or against Tenant under Federal bankruptcy laws (11 U.S.C. § 101 et seq., as amended or replaced) or under the laws of any state, or any other proceeding shall be instituted by or against Tenant or such subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant, or for any substantial part of the property of Tenant, and such proceeding is not dismissed within ninety (90) days after institution thereof, or Tenant shall take any action to authorize or effect any of the actions set forth above in this paragraph (e), or

(f) if the estate or interest of Tenant in the Leased Property or any part thereof shall be levied upon or attached in any proceeding any the same shall not be vacated or discharged within the later of ninety (90) days after commencement thereof or thirty (30) days after receipt by Tenant of notice thereof from Landlord, (unless Tenant shall be contesting such lien or attachment in good faith in accordance with the terms of this Lease);

and in any such event, Landlord may deliver to Tenant a notice of Event of Default and, if such Event of Default remains uncured within ten (10) days after delivery of such notice, then Landlord may deliver a further notice in which Landlord terminates this Lease with respect to one or more, or all of the Leased Properties and upon the expiration of the time fixed in such second notice, if any, and the failure of the applicable Event of Default to be cured prior to the expiration of such period, the Term shall terminate with respect to the Leased Properties specified in such notice and all rights of Tenant under this Lease with respect to such Leased Properties shall cease. Landlord shall have all rights at law and in equity available to Landlord as a result of Tenant’s breach of this Lease.

Tenant shall, to the maximum extent permitted by law, pay as Additional Charges all Litigation Costs as a result of any Event of Default hereunder.

12.2 Certain Remedies. Landlord shall have the right to terminate this Lease, and otherwise exercise remedies, at any time and from time to time, with respect to one or more, or all, of the Leased Properties, and the termination of this Lease or other exercise of remedies with respect to one or more Leased Properties shall in no way constitute a waiver on the part of Landlord to terminate this Lease on account of such Event of Default, or otherwise exercise remedies, at any time and from time to time, in one or more other instances, with respect to the balance of the Leased Properties.

12.3 Damages. Neither (a) the termination of this Lease pursuant to Section 12.1 with respect to any or all of the Leased Property, (b) the repossession of the applicable Leased Property or any portion thereof, (c) subject to the last sentence of this paragraph the failure of Landlord to relet the applicable Leased Property or any portion thereof, (d) the reletting of all or any portion thereof, nor (e) the failure of Landlord to collect or receive any rentals due upon any such reletting, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or reletting. In the event of any such termination, Tenant shall forthwith pay to Landlord all Rent due and payable with respect to the applicable Leased Property to and including the date of such termination. Thereafter, Tenant, until the end of what would have been the Term in the absence of such termination, and whether or not the applicable Leased Property or any portion thereof shall have been re-let, shall be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent and other charges which would be payable hereunder for the remainder of the Term had such termination not occurred, less the net proceeds, if any, of any reletting of the applicable Leased Property, after deducting all expenses in connection with such re-letting, including all repossession costs, brokerage commissions, legal expenses, attorneys’ fees, advertising costs, expenses of employees, alteration costs and expenses of preparation for such reletting. Tenant shall pay such current damages to Landlord monthly on the days on which the Base Rent would have been payable hereunder if this Lease had not been terminated. Upon Landlord’s repossession of any Leased Property, Landlord shall use reasonable efforts to mitigate its damages by re-letting such Leased Property and, without limitation of the foregoing, shall consider in good faith re-letting opportunities presented to Landlord by Tenant or third parties.

At any time after such termination, whether or not Landlord shall have collected any such current damages, as final damages and in lieu of all such current damages beyond the date of such termination, at Landlord’s election, Tenant shall pay to Landlord an amount equal to the excess, if any, of the Rent (assuming, with respect to items of Rent that are not fixed or determinable, that the amounts payable by Tenant in respect of such items of Rent during the preceding Lease Year would remain constant throughout the Term) which would be payable hereunder from the date of such termination for what would be the then unexpired term of this Lease if the same remained in effect (with respect to the applicable Leased Property), present valued to the date of termination, over the fair market rental (including, for the avoidance of doubt, items of additional rent that would be paid by a third party tenant) for the same period, also present valued to the date of termination (and in making the present value calculations under the above terms of this sentence, the parties shall use a per annum interest rate based on the capitalization rate that would be generally applicable, at the time of termination, for the purchase and sale of properties similar to the applicable Leased Properties and leased to tenants with credit ratings similar to Tenant as of the Commencement Date). Nothing contained herein shall, however, limit or prejudice the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

In case of any Event of Default, re-entry, expiration and dispossession by summary proceedings or otherwise, Landlord may (a) relet the applicable Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may, at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to relet the same, and (b) make such alterations, repairs and decorations in the applicable Leased Property or any portion thereof as Landlord, in its sole judgment, considers advisable and necessary for the purpose of reletting the applicable Leased Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid.

12.4 Application of Funds. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and such payment is made to Landlord rather than Tenant due to the existence of an Event of Default) shall be applied to Tenant’s obligations in the order which Landlord may determine or as may be prescribed by the laws of the State where the applicable Leased Property is located.

ARTICLE XIII

LANDLORD’S CURE RIGHTS

13.1 Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Landlord, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) at any time thereafter make such payment or perform such act for the account and at the expense of Tenant, and may, to the extent permitted by law, enter upon the applicable Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s opinion, may be necessary or appropriate therefor including, without limitation, to the fullest extent permitted by law, repossessing the Leased Property and ejecting any Person or property thereon. No such entry shall be deemed an eviction of Tenant. All reasonable sums so paid by Landlord and all costs and expenses (including attorneys’ fees and expenses, in each a case, to the extent permitted by law) so incurred, together with interest thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Landlord, shall be paid by Tenant to Landlord on demand. The obligations of Tenant and rights of Landlord contained in this Article shall survive the expiration or earlier termination of this Lease.

ARTICLE XIV

HOLDING OVER AND SUBORDINATION

14.1 Holding Over. If Tenant shall for any reason remain in possession of the applicable Leased Property after the expiration of the Term or earlier termination of the Term, such possession shall be as a month-to-month tenant during which time Tenant shall pay as rental each month, one and one-half times the aggregate of (i) one-twelfth of the aggregate Base Rent payable with respect to the last Lease Year of the Term; (ii) all Additional Charges accruing during the month and (iii) all other sums, if any, payable by Tenant pursuant to the provisions of this Lease with respect to the applicable Leased Property. During such period of month-to-month tenancy, Tenant shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease, but shall have no rights hereunder other than the right, to the extent given by law to month-to-month tenancies to continue its occupancy and use of the applicable Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease.

14.2 Subordination. This Lease and all rights of Tenant hereunder are and shall be subject and subordinate to any Ground Lease and all other Property Documents. Further, pursuant to, and subject to, the Subordination, Nondisturbance and Attornment Agreement, dated as of the date hereof, by and between the Initial Landlord’s Lender and Tenant, (i) this Lease and all rights of Tenant hereunder are and shall be subject and subordinate to any Lien created in favor of the Initial Landlord’s Lender in connection with the Initial Landlord’s Debt and (ii) so long as no Event of Default exists, Tenant’s possession of the Leased Property and its rights hereunder shall not be diminished, disturbed or interfered with by Initial Landlord’s Lender, and Tenant’s occupancy of the Leased Property shall not be disturbed by any reason whatsoever during the term of this Lease or any extensions or renewals thereof. This Lease and all rights of Tenant hereunder shall be senior to any future Lien created in favor of any Landlord’s Lender other than the Initial Landlord’s Lender; provided that Tenant agrees to enter into a “subordination, nondisturbance and attornment agreement” agreement with such Landlord’s Lender substantially on the same terms and conditions as are contained in the form attached hereto as Exhibit C or such other terms and conditions upon which Tenant and such Landlord’s Lender may agree.

14.3 Attornment. If the interests of Landlord under this Lease are transferred by reason of, or assigned in lieu of, foreclosure or other proceedings for enforcement of any such Superior Interest, then Tenant shall, at the option of such purchaser, assignee or any Superior Party, as the case may be, (x) attorn to such party and perform for its benefit all the terms, covenants and conditions of this Lease on Tenant’s part to be performed with the same force and effect as if such party were the Landlord originally named in this Lease, or (y) enter into a new lease with such party, as Landlord, for the remaining Term and otherwise on the same terms and conditions of this Lease except that such successor Landlord shall not be (i) liable for any previous act, omission or negligence of Landlord under this Lease; (ii) bound by any previous modification or amendment of this Lease or by any previous prepayment of more than one month’s rent in advance of its due date, unless such modification, amendment or prepayment shall have been approved in writing by the Superior Party through or by reason of which such successor Landlord shall have succeeded to the rights of Landlord under this Lease; or (iii) liable for any security (if any) deposited pursuant to this Lease unless such security has actually been delivered to such successor Landlord. Nothing contained in this Section shall be construed to impair any right otherwise exercisable by any such owner, holder or Tenant.

ARTICLE XV

RIGHTS OF LANDLORD’S LENDER

15.1 Landlord’s Lender Generally. Landlord’s Lender shall be an express and intended third party beneficiary of the provisions contained in this Article XV and of any other provision in this Lease requiring the approval or consent of Landlord’s Lender and shall have the right to enforce such provisions against Tenant. Tenant shall have the right to rely conclusively upon any written communication from Landlord’s Lender’s “Trustee” as the duly authorized statement or communication by Landlord’s Lender. Tenant acknowledges that it has received on or prior to the date hereof the Landlord’s Debt Documents listed on Schedule 15.1 hereto. Unless otherwise expressly provided in Landlord’s Debt Documents, any consent or approval of Landlord’s Lender required under this Lease may be granted or withheld in Landlord’s Lender’s sole discretion.

15.2 Successor to Landlord. If Landlord’s Lender (or its nominee or designee) shall succeed to the rights of Landlord under this Lease (with respect to all or any portion of the Leased Property) through an enforcement action under Landlord’s Debt Documents (including by levy or execution upon a judgment lien obtained in connection therewith), delivery of a deed or other conveyance or otherwise, or another Person purchases all or a portion of the Leased Property upon or following any such action or in connection with a bankruptcy case commenced by or against Landlord (Landlord’s Lender, its nominees and designees and such purchaser, and their respective successors and assigns, each being a “Successor Landlord”, it being understood that if a Successor Landlord succeeds to the interest of Landlord with respect to only one or more, but not less than all, of the Leased Properties, the rights and obligations of such Successor Landlord and Tenant hereunder shall be limited to such Leased Properties), then, Tenant shall attorn to and recognize such Successor Landlord as Tenant’s Landlord under this Lease. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between Successor Landlord and Tenant upon all terms, conditions and covenants set forth in this Lease. If this Lease shall have terminated by operation of law or otherwise as a result of or in connection with a bankruptcy case commenced by or against Landlord or upon the levy or execution upon a judgment lien obtained in connection with an enforcement action under Landlord’s Debt Documents or delivery of a deed or other instrument of conveyance in lieu or such an enforcement action or otherwise, upon request of Successor Landlord made within thirty (30) days after such termination, Tenant shall promptly execute and deliver a direct lease with Successor Landlord which direct lease shall be on the same terms and conditions as this Lease (subject, however, to the provisions of clauses (i)-(v) of this Section 15.2) and shall be effective as of the day this Lease shall have terminated as aforesaid. Notwithstanding the continuation of this Lease, the attornment of Tenant hereunder or the execution of a direct lease between Successor Landlord and Tenant as aforesaid, Successor Landlord (which, for purposes of this sentence, shall include Landlord at any time after Landlord’s Lender (or its nominee or designee) shall have acquired direct or indirect control of the voting interests in any Landlord) shall not:

(i) be liable for any act or omission of Landlord under this Lease;

(ii) be subject to any off-set, defense or counterclaim which shall have theretofore accrued to Tenant against Landlord;

(iii) be bound by any modification of this Lease or by any previous prepayment of rent or additional rent made more than one (1) month prior to the date same was due which Tenant might have paid to Landlord, unless such modification or prepayment shall have been expressly approved in writing by Landlord’s Lender;

(iv) be liable for any security deposited under this Lease unless such security has been physically delivered to Landlord’s Lender or Successor Landlord;

(v) be liable or obligated to comply with or fulfill any of the obligations of Landlord under this Lease or any agreement relating thereto with respect to the construction of, or payment for, improvements on or above the Leased Property (or any portion thereof), leasehold improvements, Tenant work letters and/or similar items (other than pursuant to the casualty/condemnation restoration provisions of this Lease to the extent of casualty proceeds or condemnation awards paid to Landlord’s Lender or Successor Landlord);

(vi) be bound by any obligation to provide or pay for any services, repairs, maintenance or restoration provided for under this Lease arising prior to the date that Landlord’s Lender or Successor Landlord becomes the Landlord of Tenant (except to the extent of casualty proceeds or condemnation awards paid to Landlord’s Lender or Successor Landlord); or

(vii) be bound by any obligation to repair, replace, rebuild or restore the Leased Property or any part thereof, in the event of damage by fire or other casualty, or in the event of partial condemnation (other than pursuant to the casualty/condemnation restoration provisions of this Lease to the extent of casualty proceeds or condemnation awards paid to Landlord’s Lender or Successor Landlord).

15.3 Limitation of Successor Landlord Liability. Anything herein to the contrary notwithstanding, in the event a Successor Landlord shall acquire title to the Leased Property (which, for purposes of this Section 15.3, shall include Landlord at any time after Landlord’s Lender (or its nominee or designee) shall have acquired direct or indirect control of the voting interests in any Landlord), Successor Landlord shall have no obligation, nor incur any liability, beyond Successor Landlord’s then interest, if any, in the Leased Property, and Tenant shall look exclusively to such interest, if any, of Successor Landlord in the Leased Property for the payment and discharge of any obligations imposed upon Successor Landlord under this Lease. Tenant agrees that, with respect to any money judgment which may be obtained or secured by Tenant against Successor Landlord, Tenant shall look solely to the estate or interest owned by Successor Landlord in the Leased Property (including, without limitation, the rent, issues and profits therefrom), and Tenant will not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.

15.4 Lease Modifications. Tenant agrees no amendment, modification, waiver, termination, tender, surrender or cancellation of this Lease shall be effective as against any Landlord’s Lender or Successor Landlord unless the same shall have been consented to by Landlord’s Lender or Successor Landlord if any such amendment, modification, waiver, termination, tender, surrender or cancellation of this Lease would contravene or violate Section 4.17 of the Landlord’s Debt Documents (“Conduct of Business/Amendments to the Master Lease”) or the comparable provision of any replacement Landlord’s Debt Documents (which shall in no event be more restrictive on Tenant’s and Landlord’s ability to take the actions described above in this Section 15.4 than Landlord’s Debt Documents as of the date hereof).

15.5 Notice of Default to Landlord’s Lender. In the event of any act or omission by Landlord which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate this Lease, or to claim a partial or total eviction, Tenant will not exercise any such right (A) until it has given written notice of such act or omission to Landlord’s Lender, and (B) until a reasonable period of time (not less than thirty (30) days) for remedying such act or omission shall have elapsed following giving of such notice and following the time when Landlord’s Lender shall have become entitled under the Landlord’s Debt Documents to remedy the same, provided Landlord’s Lender, with reasonable diligence, shall (i) have pursued such remedies as are available to it under Landlord’s Debt Documents so as to be able to remedy the act or omission, and (ii) thereafter shall have commenced and continued to remedy such act or omission or cause the same to be remedied.

15.6 Modifications to Secure Financing. If Landlord or Landlord’s Lender shall request modifications of this Lease as a condition to the provision, continuance or renewal of any financing to Landlord, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase Tenant’s monetary obligations, materially increase any other obligation of Tenant hereunder, materially decrease any right of Tenant hereunder or otherwise materially adversely affect Tenant in any respect (such as, without limitation, give rise to an accounting or other issue for Tenant).

15.7 Delivery of Notices to Landlord’s Lender. Subsequent to the receipt by Tenant of Notice from Landlord as to the identity and address of Landlord’s Lender, no Notice from Tenant to Landlord or Notice from Landlord to Tenant shall be effective unless and until a duplicate original of such Notice shall be given to Landlord’s Lender in accordance with Article XXII. The curing of any of Landlord’s defaults by Landlord’s Lender shall be treated as performance by Landlord.

15.8 Right of Landlord’s Lender to Enforce Lease. Tenant agrees that, to the extent permitted by Landlord under the Landlord’s Debt Documents, Landlord’s Lender may exercise the self-help remedies of Landlord hereunder, including the right on the part of Landlord to obtain insurance in the circumstances set forth in Section 10.1(c)(ii) hereof.

15.9 Exercise of Landlord’s Discretion. In any instance hereunder in which Landlord must be reasonable in making a request or granting or withholding an approval or consent, Tenant acknowledges and agrees that Landlord may take into account the reasonable objections of Landlord’s Lender, to the extent Landlord is required to do so under the Landlord’s Debt Documents.

15.10 Cure of Landlord Defaults. No Landlord default under this Lease shall be deemed to exist as long as any Landlord’s Lender in good faith, (i) shall have commenced promptly to cure the default in question and prosecutes the same to completion with reasonable diligence and continuity, or (ii) if possession of the Leased Property is required in order to cure the default in question, such Landlord’s Lender (x) shall have entered into possession of the Leased Property with the permission of Tenant for such purpose or (y) shall have notified Tenant of its intention to institute enforcement proceedings in respect of Landlord’s Debt Documents to obtain possession of Landlord’s interest directly or through a receiver and thereafter prosecutes such proceedings with reasonable diligence and continuity.

15.11 Indemnification. Notwithstanding the existence of any insurance required to be provided hereunder, and without regard to the policy limits of any such insurance, Tenant will protect, indemnify, save harmless and defend Landlord and Landlord’s Lender and their respective partners, shareholders, officers, directors and employees (each, an “Indemnitee”) from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including Litigation Costs), to the maximum extent permitted by law, imposed upon or incurred by or asserted against such Indemnitee by reason of: (a) any accident, injury to or death of persons or loss of or damage to property occurring on or about the Leased Property or adjoining sidewalks while Tenant is in possession of the applicable Leased Property, including any claims made by employees at the Leased Property, (b) any use, misuse, non-use, condition, maintenance or repair by Tenant or anyone claiming by, through or under Tenant, including agents, contractors, invitees or visitors of the applicable Leased Property or Tenant’s Personalty, (c) any Taxes or Other Charges, (d) any failure on the part of Tenant or anyone claiming by, through or under Tenant to perform or comply with any of the terms of this Lease, (e) any failure by Tenant to perform its obligations under any Sublease and any claims made thereunder, (f) any contest of any Legal Requirement or Insurance Requirement, regardless whether the same is conducted in accordance with the terms hereof. Any amounts which become payable by Tenant under this Section shall be paid within ten (10) days after liability therefor on the part of Tenant is determined by litigation or otherwise, and if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Indemnitee or may compromise or otherwise dispose of the same as Tenant sees fit. Nothing herein shall be construed as indemnifying an Indemnitee against its own grossly negligent acts or omissions or willful misconduct. If at any time an Indemnitee shall have notice of a claim, such Indemnitee shall give reasonably prompt written notice of such claim to Tenant; provided that (i) such Indemnitee shall have no liability for a failure to give notice of any claim of which Tenant has otherwise been notified or has knowledge and (ii) the failure of such Indemnitee to give such a notice to Tenant shall not limit the rights of such Indemnitee or the obligations of Tenant with respect to such claim except to the extent that Tenant incurs actual expenses or suffers actual monetary loss as a result of such failure. Tenant shall have the right to control the defense or settlement of any Claim, provided that (A) if the compromise or settlement of any such claim shall not result in the complete release of such Indemnitee from the claim so compromised or settled, the compromise or settlement shall require the prior written approval of such Indemnitee and (B) no such compromise or settlement shall include any admission of wrongdoing on the part of such Indemnitee. An Indemnitee shall have the right to approve counsel engaged to defend such claim and, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim. Tenant’s liability under this Article with respect to matters arising or accruing during the Term hereof shall survive the expiration or earlier termination of this Lease.

The parties hereto agree that this Article XV shall not apply to those matters specifically covered by the provisions of Article XXV hereof.

ARTICLE XVI

NO WAIVER

16.1 No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

ARTICLE XVII

REMEDIES CUMULATIVE

17.1 Remedies Cumulative. Except as otherwise expressly provided herein, to the extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant or any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

ARTICLE XVIII

ACCEPTANCE OF SURRENDER

18.1 Acceptance of Surrender. No surrender to Landlord of this Lease or of any Leased Property, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and Landlord’s Lender (if any) and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord and Landlord’s Lender (if any), shall constitute an acceptance of any such surrender. For clarity, the foregoing provisions of this Section 18.1 shall not be applicable to any termination of this Lease with respect to Leased Property pursuant to Section 1.3, 1.4, 10.2 or 10.3.

ARTICLE XIX

NO MERGER OF TITLE

19.1 No Merger of Title. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created thereby or any interest herein or in such leasehold estate and (b) the fee estate in the applicable Leased Property. Without limiting the generality of the foregoing, Tenant hereby acknowledges and agrees that the transfer of the Additional Properties from MPO Properties, LLC to Tenant did not result in a merger of the Original MPO Master Lease or the leasehold estate created thereby.

ARTICLE XX

CONVEYANCE BY LANDLORD

20.1 Conveyance by Landlord. If Landlord or any successor owner of the applicable Leased Property shall convey such Leased Property other than as security for a debt, and the grantee or transferee of such Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer with respect to such Leased Property, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer with respect to such Leased Property and all such future liabilities and obligations shall thereupon be binding upon the new owner.

ARTICLE XXI

QUIET ENJOYMENT

21.1 Quiet Enjoyment. So long as Tenant shall pay all Rent as the same becomes due and no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to Permitted Encumbrances, the other terms of this Lease and Liens hereafter consented to by Tenant.

ARTICLE XXII

22.1 Notices. All notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder (collectively, “Notices” or “notices”) shall be in writing and delivered by hand or mailed (by registered or certified mail, return receipt requested or reputable nationally recognized overnight courier service and postage prepaid), addressed to the respective parties, as follows:

If to Tenant:	Toys “R” Us – Delaware, Inc. One Geoffrey Way Wayne, New Jersey 07470 Attention: Chief Financial Officer Telecopy No.: (973) 617-4006 Confirmation No.: (973) 617-5755

With copies to:	Toys “R” Us – Delaware, Inc. One Geoffrey Way Wayne, New Jersey 07470 Attention: General Counsel Telecopy No.: (973) 617-4006 Confirmation No.: (973) 617-5755

Sullivan & Cromwell LLP 125 Broad Street New York, N.Y. 10004-2498 Attention: Arthur Adler, Esq. Telecopy No.: (212) 558-3588 Confirmation No.: (212) 558-3960

If to Landlord:	Toys “R” Us Property Company II, LLC c/o Toys ‘R’ Us, Inc. One Geoffrey Way Wayne, New Jersey 07470 Attention: Chief Financial Officer Telecopy No.: (973) 617-4006 Confirmation No.: (973) 617-5755

With copies to:	Toys “R” Us Property Company II, LLC c/o Toys ‘R’ Us, Inc. One Geoffrey Way Wayne, New Jersey 07470 Attention: General Counsel Telecopy No.: (973) 617-4006 Confirmation No.: (973) 617-5755

Sullivan & Cromwell LLP 125 Broad Street New York, N.Y. 10004-2498 Attention: Arthur Adler, Esq. Telecopy No.: (212) 558-3588 Confirmation No.: (212) 558-3960

(b) if required pursuant to Section 15.7 hereof, to Landlord’s Lender, in accordance with the terms of said Section as follows:

The Bank of New York Mellon
101 Barclay Street, 8 West
New York, New York 10286
Attention: Toys “R” Us Property Company II, as Trustee and Collateral Agent
Telecopy No.: (212) 815-5704
Confirmation No.: (212) 815-2923

With a copy to:	Winston & Strawn
200 Park Avenue
New York, New York 10166-4193
Attention: Jeffrey Elkin, Esq.
Telecopy No.: (212) 294-4700
Confirmation No.: (212) 294-6711

or to such other address as either party may hereunder designate, and shall be effective upon receipt.

ARTICLE XXIII

APPRAISERS

23.1 Appraisers. In the event that it becomes necessary to determine the Fair Market Value of any property for any purpose of this Lease, and the parties cannot agree amongst themselves on such value within twenty (20) days after the first request made by one of the parties to do so, then either party may notify the other of a person selected to act as appraiser on its behalf. Within fifteen (15) days after receipt of any such notice, the other party shall by notice to the first party appoint a second person as appraiser on its behalf. The appraisers thus appointed, each of whom must be a member of The Appraisal Institute/American Institute of Real Estate Appraisers (or any successor organization thereto), shall, within 45 days after the date of the notice appointing the first appraiser, proceed to appraise the applicable Leased Property to determine the Fair Market Value thereof as of the relevant date; provided that if one appraiser shall have been so appointed, or if two appraisers shall have been so appointed but only one such appraiser shall have made such determination within 50 days after the making of the initial appointment, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Value shall be an amount equal to 50% of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed ten percent (10%) of the lesser of such amounts, then such two appraisers shall have 20 days to appoint a third appraiser, but if such appraisers fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an appraiser within 20 days of such request, and both parties shall be bound by any appointment so made within such 20 day period. If no such appraiser shall have been appointed within such 20 days or within 90 days of the original request for a determination of Fair Market Value, whichever is earlier, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Any appraiser appointed by the original appraisers, by the American Arbitration Association or by such court shall be instructed to determine the Fair Market Value within 30 days after appointment of such Appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determination of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be final and binding upon Landlord and Tenant as the Fair Market Value for such interest. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Landlord and Tenant shall each pay the fees and expenses of the appraiser appointed by it and their own legal fees, and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other cost and expenses incurred in connection with each appraisal.

ARTICLE XXIV

CONFIDENTIALITY

24.1 Confidentiality. Landlord (and Landlord’s Lender) shall keep confidential all sales reports and any other proprietary information delivered pursuant to this Lease (provided any such other proprietary information is clearly marked by Tenant as confidential) (collectively, “Proprietary Information”); provided that any Landlord and Landlord’s Lender, as applicable, may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over Landlord or Landlord’s Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect of any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to Landlord or Landlord’s Lender, (e) to any other Landlord’s Lender provided that such Person agrees to be bound by the confidentiality provisions contained in this Section 24.1, (f) subject to the last sentence of this Section 24.1, to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of Landlord’s Debt or any interest therein by Landlord’s Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 24.1 and (g) any direct or indirect counterparty in any interest rate cap transaction, or similar arrangement (or to any such counterparty’s professional advisor), entered into in connection with Landlord’s Debt provided that such Person agrees to be bound by the confidentiality provisions contained in this Section 24.1. Tenant shall not identify, or notwithstanding anything herein to the contrary, be required hereunder to identify, any specific Leased Property to which any Proprietary Information relates.

ARTICLE XXV

ENVIRONMENTAL INDEMNITY

25.1 Environmental Indemnity. Tenant covenants and agrees, at its sole cost and expense, to indemnify, defend, at trial and appellate levels, with attorneys, consultants and experts selected by Tenant (and, if the below-described claim is asserted against Landlord or Landlord’s Lender, reasonably acceptable to Landlord or Landlord’s Lender, respectively) and hold harmless Landlord, Landlord’s Lender and each of their respective parents, subsidiaries and affiliates, each of their respective shareholders, directors, officers, employees and agents, and the successors and assigns of any of them (collectively, the “Indemnified Parties” and each, individually, an “Indemnified Party”) against and from any and all liens, damages, losses, liabilities, obligations, settlement payments, penalties, assessments, citations, directives, claims, litigation, demands, defenses, judgments, suits, proceedings, costs, disbursements or expenses of any kind or of any nature whatsoever (including, without limitation, but subject to the provisions hereof, reasonable attorneys’, consultants’ and experts’ fees and disbursements reasonably incurred in investigating, defending against, settling or prosecuting any claim, litigation or proceeding) (collectively, “Losses”) which may at any time be imposed upon, incurred by or asserted or awarded against such Indemnified Party or any Leased Property (except, as to any Indemnified Party, to the extent arising out of the gross negligence or willful misconduct of such Indemnified Party) and arising from or out of: (A) the Release or Threat of Release of any Hazardous Materials on, in, under or affecting all or any portion of any Leased Property or any surrounding areas, regardless of whether or not caused by or within the control of any Indemnified Party or Tenant, first occurring prior to Landlord or Landlord’s Lender or a nominee or agent thereof acquiring possession and control over such Leased Property by termination of this Lease or otherwise; (B) the Release or Threat of Release of Hazardous Materials at any other location if the Hazardous Materials were generated, treated, stored, transported or disposed of by or on behalf of Tenant, (C) the material violation of any Environmental Laws relating to or affecting any Leased Property or Tenant, whether or not caused by or within the control of Tenant, first occurring prior to Landlord or Landlord’s Lender or a nominee or agent thereof acquiring possession and control over such Leased Property by termination of this Lease or otherwise; (D) the failure of Tenant to comply fully with the terms and conditions of this Article XXV; (E) the violation of any Environmental Laws in connection with other real property of Tenant or any of its Affiliates which gives or may give rise to any rights whatsoever in any party with respect to any Leased Property by virtue of any Environmental Laws; or (F) the enforcement of the provisions of this Article XXV, including, without limitation, (i) the reasonable costs of assessment, containment and/or removal of any and all Hazardous Materials from all or any portion of any Leased Property or any adjacent areas, (ii) the costs of any actions taken in response to a Release or Threat of Release of any Hazardous Materials first occurring prior to Landlord or Landlord’s Lender or a nominee or agent thereof acquiring possession and control over the affected Leased Property by termination of this Lease or otherwise on, in, under or affecting all or any portion of any Leased Property, any adjacent areas, or any other areas to prevent or minimize such Release or Threat of Release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment and (iii) costs incurred to comply with the Environmental Laws in connection with all or any portion of any Leased Property, any adjacent areas, or any other areas for violations first occurring prior to Landlord, Landlord’s Lender or a nominee or agent thereof acquiring title to the affected Leased Property. Tenant shall be liable for any and all losses or damages incurred by any Indemnified Party relating to the presence, Release, or Threatened Release of any Hazardous Materials on or about any Leased Property as a result of the acts or negligent omissions of Tenant, or any principal, officer, member or partner of Tenant from and after the date hereof. Tenant shall have no obligation to indemnify, defend or hold harmless any Indemnified Party for Losses that result from such Indemnified Party’s gross negligence or willful misconduct, but nothing in this sentence shall affect Tenant’s obligation to indemnify, defend or hold harmless any other Indemnified Party. If any such action or other proceeding shall be brought against any Indemnified Party, upon written notice from Tenant to such Indemnified Party and Landlord’s Lender (given reasonably promptly following any Indemnified Party’s notice to Tenant of such action or proceeding), Tenant shall be entitled to assume the defense thereof, at Tenant’s expense, with counsel reasonably acceptable to Landlord and Landlord’s Lender; provided, however, such Indemnified Party may, at its own expense and with the prior written approval of Landlord and Landlord’s Lender, retain separate counsel to participate in such defense, but such participation shall not be deemed to give such Indemnified Party a right to control such defense, which right Tenant expressly retains. Notwithstanding the foregoing, each Indemnified Party shall have the right, subject to the prior written approval of Landlord’s Lender, to employ separate counsel at Tenant’s expense if, in the reasonable opinion of legal counsel, a conflict or potential conflict exists between the Indemnified Party and Tenant that would make such separate representation advisable.

25.2 Landlord’s Lender’s Rights of Enforcement. Landlord’s Lender (and the Indemnified Parties claiming through Landlord’s Lender) shall be an express and intended third party beneficiary of this provision and shall have the right to enforce the same against Tenant as if Landlord’s Lender were a party hereto.

25.3 Survival. The provisions of this Article XXV and the indemnities provided herein shall survive the expiration or earlier termination of this Lease.

25.4 Successors and Assigns. It is agreed and intended by Tenant and Landlord for the benefit of each Indemnified Party that the rights of the Indemnified Parties under this Article XXV and the indemnities provided herein may be assigned or otherwise transferred by such Indemnified Party to its successors and assigns and to any subsequent purchaser of all or any portion of Landlord’s Debt by or through such Indemnified Party, without notice to Tenant and without any further consent of Tenant. To the extent consent of any such assignment or transfer is required by law, advance consent to any such assignment or transfer is hereby given by Tenant in order to maximize the extent and effect of the indemnity given hereby.

25.5 Termination. The obligations and liabilities of Tenant under this Article XXV in favor of Landlord’s Lender and any Indemnified Party claiming through Landlord’s Lender shall terminate, except to the extent of any claims for such indemnity then pending, five (5) years after the date on which Landlord’s Debt is satisfied in full. In addition, the obligations and liabilities of Tenant under this Article XXV with respect to a particular Leased Property, shall terminate, except to the extent of any claims for such indemnity then pending, five (5) years after Landlord or any other Indemnified Party shall have first acquired control and possession over such Leased Property by termination of this Lease or otherwise.

25.6 No Impairment. The liabilities of Tenant under this Article XXV shall in no way be limited or impaired by Landlord’s Debt Documents. In addition, notwithstanding any terms hereof or of any of Landlord’s Debt Documents to the contrary, the liability of Tenant under this Lease shall in no way be limited or impaired by: (i) any extensions of time for performance required by any of the Landlord’s Debt Documents; (ii) any sale, assignment or enforcement of Landlord’s Debt or any sale or transfer of all or part of any Leased Property (except as provided in Section 25.5 hereof); (iii) any exculpatory provision in any of the Landlord’s Debt Documents limiting any Landlord’s Lender’s recourse to property encumbered by the Landlord’s Debt Documents or to any other security, or limiting any Landlord’s Lender’s rights to a deficiency judgment against Landlord; (iv) the accuracy or inaccuracy of the representations and warranties made by Landlord under any of Landlord’s Debt Documents; (v) the release of Landlord or any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in the Landlord’s Debt Documents by operation of law, Landlord’s Lender’s voluntary act, or otherwise; (vi) the release or substitution, in whole or in part, of any security for Landlord’s Debt; or (vii) any Landlord’s Lender’s failure to perfect, protect, secure or insure any security interest or lien given as security for the Landlord’s Debt; and, in any such case, whether with or without notice to Tenant and with or without consideration.

25.7 Statute of Limitations. Tenant hereby waives the pleading of any statute of limitations as a defense to its obligations under this Article XXV.

ARTICLE XXVI

MISCELLANEOUS

26.1 Survival of Claims. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of expiration or earlier termination of this Lease shall survive such expiration or termination.

26.2 Severability. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.

26.3 Maximum Permissible Rate. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be determined at the maximum permissible rate.

26.4 Headings. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

26.5 Exculpation; No Consequential, Punitive or Indirect Damages. Landlord’s liability hereunder shall be limited solely to its interest in the Leased Property, and no recourse under or in respect of this Lease shall be had against any other assets of Landlord whatsoever. Furthermore, except as may otherwise be expressly provided herein, in no event shall Landlord (original or successor) or Tenant (original or successor) ever be liable hereunder for any indirect, consequential or punitive damages or claims therefor.

26.6 Exhibition of Leased Property. On reasonable prior notice to Tenant and subject to reasonable restrictions imposed by Tenant, Landlord and Landlord’s agent shall have the right to enter the applicable Leased Property at all reasonable times for the purpose of exhibiting the Leased Property to others.

26.7 Entire Agreement. This Lease contains the entire agreement between Landlord and Tenant with respect to the subject matter hereof.

26.8 Governing Law. This Lease shall be construed with respect to each Leased Property under the substantive laws of the State of in which such Leased Property is situated.

26.9 No Waiver. No waiver of any condition or covenant herein contained, or of any breach of any such condition or covenant, shall be held or taken to be a waiver of any subsequent breach of such covenant or condition, or to permit or excuse its continuance or any future breach thereof or of any condition or covenant herein construed as a waiver of such default, or of Landlord’s right to terminate this Lease or exercise any other remedy granted herein on account of such existing default.

26.10 Successors and Assigns. This Lease shall be binding upon and shall inure to the benefit of the heirs, successors, personal representatives, and permitted assigns of Landlord and Tenant.

26.11 Modifications in Writing. This Lease may not be modified or any provision hereof waived except by a writing signed by both Landlord and Tenant and, where required under Section 15.4, by Landlord’s Lender.

26.12 No Waiver. No delay or omission by either party hereto to exercise any right or power accruing upon any noncompliance or default by the other party with respect to any of the terms hereof shall impair any such right or power or be construed to be a waiver thereof.

26.13 Third Party Beneficiaries. Nothing in this Lease shall be deemed to create any right in any Person (other than the Landlord’s Lender to the extent provided herein) not a party hereto, and this Lease shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than the Landlord’s Lender to the extent provided herein). It is expressly understood and agreed that Landlord’s Lender is and shall be a third party beneficiary of this Lease to the extent provided herein.

26.14 Waiver of Landlord’s Lien. Landlord hereby waives any statutory or common-law “landlord’s lien” or other lien or security interest on or in Tenant’s Personalty to secure Tenant’s obligations under this Lease.

26.15 Separate Lease. If Landlord conveys or transfers any individual Leased Property (other than pursuant to Section 1.3), if so requested in writing by Landlord, Tenant, as tenant, shall execute a new lease with the new owner of the applicable Leased Property, as landlord, (a “Separate Lease”) which Separate Lease shall relate solely to the conveyed Leased Property and shall (i) be for the same Term as would otherwise pertain under this Lease, (ii) be for the same Rent as would otherwise be payable under this Lease with respect to such individual Leased Property and (iii) otherwise be on all of the same terms and conditions as set forth in this Lease.

Immediately upon the execution of a Separate Lease for any individual Leased Property by the new owner of the individual Leased Property and Tenant, this Lease shall terminate with respect to such individual Leased Property and the Separate Lease shall in all aspects be controlling.

ARTICLE XXVII

MEMORANDUM OF LEASE

27.1 Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the state in which the applicable Leased Property is located, in which reference to this Lease, and all options contained therein, shall be made. Tenant shall pay all costs and expenses of recording such Memorandum of Lease.

ARTICLE XXVIII

TRUE LEASE, ETC.

28.1 True Lease. It is the intent of Landlord and Tenant that this Lease constitute a “true lease” of the Leased Property. Landlord does not intend to convey any fee or Ground Lease interest in any of the Leased Property to Tenant. Tenant does not intend to obtain an interest in the Leased Property other than a leasehold interest pursuant to this Lease. This Lease shall not be construed in any manner to create any relationship between the parties other than a landlord-tenant relationship.

28.2 Acknowledgment of Law. This Lease is not an attempt by Landlord or Tenant to evade the operation of any aspect of the law applicable to any of the Leased Property.

28.3 Single Lease. It is the intent of Landlord and Tenant that, subject to Landlord’s rights under Section 26.15, this Lease constitute, and the parties have executed this Lease in reliance upon it constituting, a single, integrated and indivisible agreement between the parties hereto for the lease of all parcels constituting the Leased Property, and the parties hereto would not otherwise enter into this Lease absent such agreement. The consideration for the lease of any one parcel hereunder constituting Leased Property includes the lease of all other parcels constituting Leased Property (except for any such parcels which cease to be Leased Property in accordance with the terms hereof).

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IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly executed as of November 20, 2009.

[Signature blocks to be attached separately.]

Witness #1 as to Leased Property in CT:	LANDLORD:

/s/ Madhan K. Kao Name: Madhan K. Kao	TOYS “R” US PROPERTY COMPANY II, LLC (formerly known as Giraffe Properties, LLC), a Delaware limited liability company

Witness #2 as to Leased Property in CT: /s/ Enn Harper Name: Enn Harper	By:	/s/ Michael L. Tumolo Name: Michael L. Tumolo Title: Vice President - Real Estate Counsel

TENANT:

Acknowledgement:	TOYS “R” US – DELAWARE, INC., a Delaware corporation

For the Tenant: State of New York County of New York	By:	/s/ Matthew Loncar Name: Matthew Loncar Title: Vice President – Corporate Counsel

The foregoing instrument was acknowledged before me this 18th, day of November, 2009 by Michael L. Tumolo of Toys “R” Us- Delaware, Inc., a Delaware corporation, on behalf of the corporation, as the free act and deed of the corporation and his/her free act and deed as Vice President – Real Estate Counsel.

/s/ T Alden Ellis

Notary Public: T Alden Ellis

Notary Public State of New York

No. 01EL6182291

Qualified in New York County

Commission Expires February 25, 2012

For the Landlord:

State of New York

County of New York

The foregoing instrument was acknowledged before me this 18th, day of November, 2009 by Matthew Loncar of Toys “R” Us Property Company II, LLC, a Delaware limited liability company, on behalf of the limited liability company, as the free act and deed of the limited liability company and his/her free act and deed as Vice President – Corporate Counsel.

/s/ T Alden Ellis

Notary Public: T Alden Ellis

Notary Public State of New York

No. 01EL6182291

Qualified in New York County

Commission Expires February 25, 2012